SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

INTERNATIONAL GAME TECHNOLOGY
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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 2008 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of International Game Technology
will be held at

International Game Technology
9295 Prototype Drive
Reno, Nevada 89521

on Wednesday, February 27, 2008, at 11:00 a.m. P.S.T

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help IGT reduce the cost of postage and proxy tabulations.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on February 27, 2008

January 14, 2008

Dear Shareholder:

International Game Technology hereby invites you, as a shareholder, to attend our annual meeting of shareholders either in person or by proxy. The meeting will be held at our corporate headquarters at 9295 Prototype Drive, Reno, Nevada 89521, on Wednesday, February 27, 2008, at 11:00 a.m., P.S.T., for the purpose of considering and acting upon the following matters:

1.	Electing eight directors for the ensuing year;

2.	Amending the International Game Technology 2002 Stock Incentive Plan;

3.	Ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008; and

4.	Transacting any other business that may properly come before the meeting.

Any action on the items described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting is properly adjourned or postponed.

Only shareholders of record at the close of business on December 31, 2007 are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shareholders present at the annual meeting or who have submitted a valid proxy over the Internet, by telephone or by mail will be deemed to be present in person to vote at the annual meeting.

By Order of the Board of Directors,

David D. Johnson
Secretary

i

TABLE OF CONTENTS
(continued)

ii

INTERNATIONAL GAME TECHNOLOGY
9295 Prototype Drive
Reno, Nevada 89521
(775) 448-7777

_______________

PROXY STATEMENT
_______________

Our board of directors is soliciting your proxy for the 2008 Annual Meeting of Shareholders to be held at 11:00 a.m. P.S.T. on February 27, 2008 at our headquarters in Reno, Nevada at 9295 Prototype Drive, and at any and all adjournments or postponements of the annual meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. These proxy materials are being made available to our shareholders on or about January 14, 2008 on the Internet, electronically by email for shareholders who have previously consented to electronic delivery or who have requested to receive this proxy statement by email or, upon request, in printed form by mail. A map with directions to our headquarters is included with these proxy materials.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What is the Notice of Internet Availability of Proxy Materials that I previously received in the mail this year instead of a full set of proxy materials?

	A:	In accordance with rules recently adopted by the Securities and Exchange Commission (SEC), we may now furnish proxy materials, including this proxy statement and IGT’s 2007 Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our shareholders. Based on these changes, most of our shareholders have already received a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing our proxy materials on a website referred to in the Notice or to request to receive printed copies of the proxy materials by mail or electronically by email.

If you would like to receive a paper or email copy of our proxy materials for our 2008 annual meeting or for all future meetings, you should follow the instructions for requesting such materials included in the Notice. Please note that if you previously consented to delivery of our proxy materials electronically via email, you did not receive the separate Notice of Internet Availability of Proxy Materials. Instead, we sent you a full set of our proxy materials via email, which includes instructions for voting your proxy electronically. We believe the delivery options that we have chosen this year will allow us to provide our shareholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing printed copies.

Q:	Why am I being provided with access to or receiving these proxy materials?

	A:	You are being provided with access to or receiving these proxy materials because you owned shares of IGT common stock as of the close of business on December 31, 2007, our record date. This proxy statement describes in detail issues on which we would like you, our shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Q:	What am I being asked to vote on?

	A:	(1) The election of directors to serve on our board of directors;

(2) Amendments to the International Game Technology 2002 Stock Incentive Plan to increase the aggregate share limit, change the non-employee director awards program and extend the term of the Plan and performance based awards feature; and

(3) The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2008.

Q:	How does the board recommend I vote on these proposals?

	A:	Our board of directors recommends that you vote your shares FOR each of the nominees for director, FOR the amendments to the International Game Technology 2002 Stock Incentive Plan and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Q:	Who is entitled to vote?

	A:	The record date for the annual meeting is December 31, 2007. Shareholders of record as of the close of business on that date are entitled to vote at the annual meeting. Both “shareholders of record” and “street name holders” are entitled to vote or direct the voting of their IGT common stock. You are a “shareholder of record” if you hold IGT common stock that is registered in your name at our transfer agent, Wells Fargo Shareowner Services. You are a “street name holder” if you hold IGT common stock indirectly through a nominee, such as a broker, bank or similar organization.

Q:	If I am a shareholder of record, how do I vote?

	A:	You may vote via the Internet. You can vote by proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card if you have received a printed set of the proxy materials.

You may vote via the telephone. You can submit your vote by proxy over the telephone by following the instructions provided on the separate proxy card if you received a printed set of the proxy materials.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your vote by completing and returning the separate proxy card in the prepared and addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q:	If my shares are held by a broker, bank or other nominee, how do I vote?

	A:	If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote or to revoke your voting instructions. In addition, if you are a street name holder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee in order to vote at the meeting.

Q:	Can I revoke my proxy later?

	A:	Yes. You have the right to revoke your proxy at any time before the annual meeting by:

(1) voting electronically via the Internet or by telephone on a subsequent date prior to 11:59 p.m. Eastern Time on the day before the annual meeting,

(2) delivering a signed revocation or a subsequently dated, signed proxy card to the Secretary of IGT before the annual meeting, or

(3) attending the annual meeting and, subject to having in your possession a legal proxy from your broker, bank or other nominee if your shares are held in street name, voting in person.

However, if you have voted electronically or delivered a valid proxy, your mere presence at the annual meeting will not, by itself, revoke that proxy.

Q:	How many shares can vote?

	A:	As of the close of business on the record date of December 31, 2007, approximately 314,559,034 shares of common stock were issued and outstanding. We have no other class of voting securities outstanding. Each share of common stock entitles its holder to one vote.

Q:	How is a quorum determined?

	A:	Our bylaws provide that a majority of the shareholders entitled to vote, represented in person or by proxy, constitute a quorum at a meeting of the shareholders. For the purposes of determining a quorum, shares held by brokers or nominees will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. Abstentions will be counted as present for quorum purposes.

Q:	What is required to approve each proposal?

	A:	Once a quorum has been established, directors are elected by a plurality of the votes cast at the election. This means that the individuals who receive the highest number of votes are selected as directors up to the maximum number of directors to be elected at the meeting.

Our Corporate Governance Guidelines set forth our procedures if a director nominee is elected according to the above standard, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to our board of directors with respect to any such resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of the policy are set out in our Corporate Governance Guidelines, which are publicly available on our website at http://www.IGT.com and are available in print, free of charge, to any shareholder who requests it.

The amendments to the International Game Technology Stock Incentive Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal and the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal.

The appointment of Deloitte & Touche LLP as our independent registered public accounting firm will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Q:	What happens if I abstain?

	A:	We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum and as shares entitled to vote on the proposal to amend our 2002 Stock Incentive Plan, but for purposes of determining the outcome of a proposal, the shares represented by these proxies will not be treated as affirmative or opposing votes.

Q:	How will my shares be voted if I do not give specific voting instructions?

	A:	If you are a shareholder of record and you:

• Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our board of directors; or
• If you sign and send in your proxy card and do not indicate how you want to vote,

then the proxyholders, Thomas J. Matthews and David D. Johnson, will vote your shares in the manner recommended by our board of directors as follows: FOR each of the director nominees named in this proxy statement, FOR the amendments to the International Game Technology 2002 Stock Incentive Plan, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

If you are a street name holder and do not give specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (NYSE) on which your broker, bank or other nominee may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker, bank, or other nominee specific voting instructions, the shares will be treated as “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the proposal and will not be treated as affirmative or opposing votes. The proposals discussed in the proxy statement, other than the proposal to amend the International Game Technology 2002 Stock Incentive Plan, are considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker.

Q:	How will voting on any other business be conducted?

	A:	Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business comes before the annual meeting, your proxy or voting instruction gives authority to the proxyholders, Thomas J. Matthews and David D. Johnson, to vote on those matters in their discretion.

Q:	What if a quorum is not present at the meeting?

	A:	If a quorum is not present at the scheduled time of the annual meeting, we may adjourn the meeting, either with or without the vote of the shareholders. If we propose to have the shareholders vote whether to adjourn the meeting, the proxyholders will vote all shares for which they have authority in favor of the adjournment. We may also adjourn the meeting if for any reason we believe that additional time should be allowed for the solicitation of proxies. An adjournment will have no effect on the business that may be conducted at the annual meeting.

Q:	How much stock do IGT’s directors and executive officers own?

	A:	As of December 31, 2007, our current directors and executive officers collectively held and are entitled to vote 1,362,022 shares of our common stock, constituting approximately 0.43% of the outstanding shares. It is expected that these persons will vote the shares held by them for each of the director nominees named in this proxy statement, in favor of the amendments to the International Game Technology 2002 Stock Incentive Plan, and in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Q:	Who will bear the costs of this solicitation?

	A:	We will pay the cost of this solicitation of proxies by mail. Our officers and regular employees may also solicit proxies in person or by telephone without additional compensation. We will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals, and we will reimburse these persons for related postage and clerical expenses. We have engaged the services of D.F. King & Co. to provide solicitation services in connection with our annual meeting and have authorized them to contact and to provide information to our shareholders with respect to matters to be considered at the annual shareholders meeting. We have agreed to pay D.F. King & Co. $6,000 for their services, and to reimburse them for all brokers’ bills, reasonable expenses, costs and disbursements incurred in connection with the services provided.

PROPOSAL 1 – ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the 2008 annual meeting. The board of directors proposes re-election of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified. The persons named as proxyholders intend, if authorized, to vote the proxies FOR the election as directors of each of the eight nominees named below. If any nominee declines or is unable to serve as a director, which we do not anticipate, the persons named as proxyholders reserve full discretion to vote for any other person who may be nominated or for the balance of the nominees, leaving a vacancy, unless our board of directors chooses to reduce the number of directors serving on the board of directors. Each of the director nominees listed below has consented to be named in this proxy statement and to serve if elected.

Nominees for Election of Directors

Robert A. Bittman, 53, has served on our board of directors since May 2000. Mr. Bittman has been IGT’s Executive Vice President, Product Strategy since 2003, and he was IGT’s Executive Vice President, Product Development from 1996 to 2003. Mr. Bittman majored in Systems Analysis at New York University, and Psychology at Queens College and the University of Nevada, Reno. Positions previously held with IGT include:

  Vice President of Marketing
  Director of Marketing
  Marketing Research Analyst

Prior to his tenure with IGT, Mr. Bittman worked for Caesar’s Tahoe in all phases of slot operations management, including two years as Director of Slot Operations.

Richard R. Burt, 60, has served on our board of directors since December 2001, when we acquired Anchor Gaming, and is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Burt has been a Senior Director at Kissinger McLarty Associates in Washington D.C. since April 2007, and he was Chairman of Diligence, Inc. from 2001 to 2007. Mr. Burt holds a BA in Government from Cornell University and an MA in International Relations from Tufts University. Mr. Burt also currently serves as:

  Founder and Chairman of IEP Advisors, Inc. in Washington D.C.
  Director of UBS Mutual Funds
  Trustee of Deutsche Bank’s Closed-End Germany Funds Group
  Director of EADS North America
  Member of Alfa Asset Management (Moscow International Advisory Council)

Positions held previously include:

  Director of the Protective Group, Miami Lakes, FL
  Member of the Textron Corporation’s International Advisory Council
  Trustee of Deutsche Scudder (New York) Mutual Funds
  Director of Hollinger International Inc.
  Director of Archer Daniels Midland (ADM)
  Chairman of the Board of Weirton Steel, Inc.
  Director and Vice Chairman of Anchor Gaming
  Director and Chairman of Powerhouse Technologies, Inc.
  Partner in McKinsey & Co.
  Chief Negotiator in Strategic Arms Reduction Talks (START) with the Former Soviet Union
  U.S. Ambassador to the Federal Republic of Germany
  Assistant Secretary of State for European and Canadian Affairs
  Director of Politco-Military Affairs

Patti S. Hart, 51, has served on our board of directors since June 2006 and is a member of the Audit and Compensation Committees. Ms. Hart was the Chairman and Chief Executive Officer of Pinnacle Systems, Inc. from 2004 to 2005, and of Excite@Home, Inc. from 2001 to 2002. Ms. Hart holds a BS in Marketing and Economics from Illinois State University. Ms. Hart is also a member of the boards of directors for:

  Korn/Ferry International, Inc.
  Spansion LLC
  Lin TV Corp.

Positions held previously include:

  Chairman and Chief Executive Officer of Telocity, Inc.
  President & COO, Long Distance Division, Sprint Corporation
  President, Sprint Business Services Group, Sprint Corporation
  President, Sales & Marketing, Sprint Business Services Group, Sprint Corporation
  Vice President, Sprint Business Services Group
  Area Vice President and General Manager, National & Major Accounts, Sprint, Inc.
  Director, Alternate Distribution, Strategic Planning, InteCom, Inc.
  Consultant, United Technologies Corporation

Former board affiliations:

  EarthLink, Inc.
  Excite@Home, Inc.
  Mariner Networks
  Pinnacle Systems, Inc.
  Plantronics, Inc.
  Telocity, Inc.
  Vantive Corporation
  Pharmaceutical Product Development

Leslie S. Heisz, 46, has served on our board of directors since June 2003 and is a member of the Audit and Nominating and Corporate Governance Committees. Ms. Heisz has been Managing Director of Lazard Frères & Co. LLC since 2004, and she was Senior Advisor of Lazard Frères & Co. LLC from 2003 to 2004. Ms. Heisz holds a BS degree from the University of California at Los Angeles (UCLA) and an MBA from the UCLA Anderson School of Management. Ms. Heisz is also a member of the boards of directors for:

  Eldorado Resorts LLC
  Ingram Micro Inc.

Positions held previously include:

  Managing Director and Director of Dresdner Kleinwort Wasserstein (and its predecessor, Wasserstein Perella & Co.)
  Vice President and Associate with Salomon Brothers Inc.
  Senior Consultant and Consultant at Price Waterhouse

Robert A. Mathewson, 43, has served on our board of directors since December 2003 and is a member of the Compliance Committee. Since 1992, Mr. Mathewson has been President of RGC Inc., a private investment company, and he was Vice President of Business Development for Televoke, Inc. from 1999 to 2000. Mr. Mathewson holds a BA in Economics and an MBA from the University of California at Berkeley and a Juris Doctorate from University of California Hastings College of the Law. Mr. Mathewson is also a member of the board of directors for FelCor Lodging Trust.

Thomas J. Matthews, 42, was appointed to our board of directors in December 2001 and was named Chairman in March 2005. Mr. Matthews has been IGT’s President and Chief Executive Officer since 2003, and he was IGT’s Chief Operating Officer from 2001 to June 2007. Mr. Matthews held a number of key positions at Anchor Gaming from 1994 until it was acquired by IGT in December 2001, including President, Chief Executive Officer and Chairman of the Board. He previously served as President of Global Gaming Distributors, Inc. until it was acquired by Anchor Gaming in 1994. Mr. Matthews holds a BS in Finance from the University of Southern California.

Robert Miller, 62, has served on our board of directors since January 2000 and is a member of the Compensation and Compliance Committees. Since July 2005, he has been a principal of Dutko Worldwide, a multi-disciplinary government affairs and strategy management firm, and he was a partner at the Jones Vargas law firm from 1999 to 2005. Mr. Miller holds a Juris Doctorate from Loyola Law School, Los Angeles. Mr. Miller is also a member of the boards of directors for:

  Newmont Mining Corporation
  Zenith National Insurance Corp.
  Wynn Resorts, Ltd.

Positions held previously include:

  Governor of the State of Nevada
  Lieutenant Governor of the State of Nevada
  Clark County District Attorney
  Las Vegas Township Justice of the Peace
  First legal advisor for the Las Vegas Metropolitan Police Department
  Clark County Deputy District Attorney
  Uniformed Commissioned Officer for the Clark County Sheriff’s Department and the Los Angeles County Sheriff’s Department

Frederick B. Rentschler, 68, has served on our board of directors since May 1992 and is a member of the Compensation and the Nominating and Corporate Governance Committees. Before his retirement in 1991, Mr. Rentschler was President and Chief Executive Officer of Northwest Airlines. Mr. Rentschler received his undergraduate degree from Vanderbilt University and an MBA from Harvard University. He was also awarded a Doctor of Laws, causa honoris, from the University of Wyoming. Mr. Rentschler also currently serves as:

  Member of the Board of Trustees for Vanderbilt University, Nashville, Tennessee
  Emeritus trustee of the Salk Institute in La Jolla, California
  Emeritus trustee of the Scottsdale Health Care Systems in Arizona

Positions held previously include:

  President and Chief Executive Officer of Beatrice Company
  President and Chief Executive Officer of Beatrice U.S. Foods
  President and Chief Executive Officer of Hunt-Wesson, Inc.
  President of Armour-Dial

Board of Directors and Committees of the Board

During fiscal 2007, our board of directors held seventeen meetings and acted by unanimous written consent on nine other occasions. Each director attended at least 75% of the meetings of the board of directors and of each committee on which he or she served as a member during the period in which he or she served. Our non-management directors met three times during fiscal 2007. We encourage our directors to attend our annual meetings of shareholders. All but one of our directors attended our 2007 annual meeting of shareholders.

Our Corporate Governance Guidelines require that a majority of the board of directors consist of independent directors. For a director to be independent under the listing standards of the New York Stock Exchange (NYSE), the board of directors must affirmatively determine that the director has no material relationship with IGT (either directly or as a partner, shareholder or officer of an organization that has a relationship with IGT). Our board of directors has made an affirmative determination that the following members of the board, constituting a majority of our directors, meet the standards for “independence” set forth in our Corporate Governance Guidelines and applicable NYSE rules: Messrs. Burt, Mathewson, Miller and Rentschler and Ms. Hart and Ms. Heisz. During fiscal 2007, each of Ms. Heisz and Mr. Miller was a board member of an IGT customer. The revenues to IGT from these customers comprised less than 1% of our fiscal 2007 gross revenues. Neither Ms. Heisz nor Mr. Miller were involved in the establishment of, or received any special benefits from, these contractual arrangements. During fiscal 2007, IGT sold a company aircraft to a limited liability company owned by Charles Mathewson, a former director and executive officer of IGT and the father of Robert Mathewson, and made payments under a split-dollar life insurance agreement entered into in 1999 for the benefit of Charles Mathewson. See below “Certain Transactions with Related Persons.” In addition, during fiscal 2007, IGT paid certain retirement benefits to Charles Mathewson that did not exceed $100,000. After consideration of these matters, the board affirmatively determined that none of these transactions or matters is a material relationship with IGT.

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The Audit Committee, a separately-designated, standing committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, assists our board of directors in overseeing the accounting and financial reporting processes of IGT and audits of our financial statements, including the integrity of our financial statements, compliance with legal and regulatory requirements, our independent registered public accountants’ qualifications and independence, the performance of our internal audit function and independent registered public accountants, and such other duties as may be directed by our board of directors. The Audit Committee Charter requires that the Audit Committee consist of three or more board members who satisfy the “independence” requirements of the SEC and NYSE for audit committee members. The Audit Committee consists of Ms. Hart (Chair), Ms. Heisz and Mr. Burt, each of whom satisfies these requirements. Our board of directors has determined that Ms. Hart and Ms. Heisz both meet the definition of an audit committee financial expert, as set forth in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee held 14 meetings during fiscal 2007. A copy of the report of the Audit Committee is contained in this proxy statement. A copy of the current charter of the Audit Committee is available under the “Corporate Governance” link of the Investor Relations page of our website at http://www.IGT.com or in print, free of charge, to any shareholder who requests it by writing to the Corporate Secretary, International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521.

The Compensation Committee discharges the responsibilities of our board of directors relating to compensation of IGT’s executives and directors, and operates pursuant to the Compensation Committee Charter. The Compensation Committee Charter requires that the Compensation Committee consist of three or more board members who satisfy the “independence” requirements of the NYSE. The Compensation Committee is comprised of Messrs. Rentschler (Chair) and Miller and Ms. Hart, each of whom satisfies these requirements. During fiscal 2007, the Compensation Committee held ten meetings. A copy of the current charter of the Compensation Committee is available under the “Corporate Governance” link of the Investor Relations page of our website at http://www.IGT.com or in print, free of charge, to any shareholder who requests it by writing to the Corporate Secretary, International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

  reviewing and approving goals relevant to the compensation of our President and Chief Executive Officer (CEO), evaluating the CEO’s performance in light of those goals and objectives, and setting the CEO’s compensation level based on this evaluation;
  approving compensation levels for our other executive officers and senior management, including participation in our incentive, equity, severance and other compensation plans and arrangements, as the Compensation Committee deems appropriate;

  setting the compensation for members of our board of directors and board committees; and
  making recommendations to our board of directors with respect to our non-CEO compensation, incentive-compensation and equity-based plans.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has no current intention to delegate any of its authority to any subcommittee. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our Chief Executive Officer does make recommendations for review by the Compensation Committee with respect to compensation paid to our other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For fiscal 2007, the Compensation Committee retained the firm of The Croner Company (“Croner”) as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. The Compensation Committee made its compensation decisions during fiscal 2007, including decisions with respect to our Named Executive Officers’ compensation, after consultation with Croner. Croner advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels. Croner also reviewed and identified our appropriate peer group companies for fiscal 2007 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these peer group companies. All compensation decisions were made solely by the Compensation Committee or our board of directors.

Corporate Governance Matters

The Nominating and Corporate Governance Committee, which consists of Ms. Heisz (Chair) and Messrs. Burt and Rentschler, is responsible for identifying qualified candidates to be presented to our board for nomination as directors, ensuring that our board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Nominating and Corporate Governance Charter requires that the Nominating and Corporate Governance Committee consist of no fewer than three board members who satisfy the “independence” requirements of the NYSE. Each member of our Nominating and Corporate Governance Committee meets these requirements. Our Nominating and Corporate Governance Committee held ten meetings during fiscal 2007. A copy of the current charter of the Nominating and Corporate Governance Committee is available under the “Corporate Governance” link of the Investor Relations page of our website at http://www.IGT.com or in print, free of charge, to any shareholder who requests it by writing to the Corporate Secretary, International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521.

The Nominating and Corporate Governance Committee will consider nominees for our board of directors recommended by shareholders. Notice of proposed shareholder nominations for director must be delivered not less than 120 days prior to any meeting at which directors are to be elected, such as our annual meeting of shareholders. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating shareholder is a beneficial or record owner of IGT common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address:

International Game Technology
c/o Corporate Secretary
9295 Prototype Drive
Reno, Nevada 89521-8986

In considering possible candidates for election as a director, including candidates recommended by our shareholders, the Nominating and Corporate Governance Committee is guided by the principle that each director should:

  be an individual of high character and integrity
  be accomplished in his or her respective field, with superior credentials and recognition have relevant expertise and experience upon which to be able to offer advice and guidance to management have sufficient time available to devote to the affairs of IGT represent the long-term interests of our shareholders as a whole and be selected such that the board of directors represents a diversity of background and experience

Qualified candidates for membership on the board of directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the board, and recommend the slate of directors to be nominated for election at the annual meeting of shareholders.

You can contact our board or any of our directors by writing to them at the same address provided above for delivery of director nominations. Such communications can, if desired, be addressed to the Chairman of the Nominating and Corporate Governance Committee in his or her capacity as the presiding director of executive sessions of the non-management directors (as discussed below), or to the non-management directors as a group. Employees and others who wish to contact the board or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so by using this address, or may call IGT’s Integrity Action Line at (800) 852-6577. Employees and agents may call the Integrity Action Line anonymously. All calls to the Integrity Action Line are confidential.

We have adopted the International Game Technology Code of Ethics for Executive and Financial Officers (the finance code of ethics), a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and other finance organization employees, the International Game Technology Code of Conduct (the code of conduct), which applies to all of our employees, our officers and our directors, and the International Game Technology Conflict of Interest Guidelines (the director code), which applies to all of our directors. The finance code of ethics, the code of conduct or the director code are publicly available under the “Corporate Governance” link of the Investor Relations page of our website at http://www.IGT.com and are available in print, free of charge, to any shareholder who requests them by writing to our Corporate Secretary at our principal executive offices. If we make any substantive amendments to the finance code of ethics, the code of conduct or the director code, or grant any waiver, including any implicit waiver, from a provision of these codes to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our website.

In addition, we have adopted the International Game Technology Corporate Governance Guidelines, which cover such matters as size and independence of our board of directors, board committees and management succession planning. The Corporate Governance Guidelines are publicly available under the “Corporate Governance” link of the Investor Relations page of our website at http://www.IGT.com and are available in print, free of charge, to any shareholder who requests a copy by writing to our Corporate Secretary at our principal executive offices. Under the Corporate Governance Guidelines, our non-management directors meet without management in regular executive sessions at each meeting of our board of directors. The chairperson of the Nominating and Corporate Governance Committee (currently Ms. Heisz) acts as the presiding director of these executive sessions.

We have established a Compliance Committee to oversee a variety of regulatory issues and to implement broad-range investigatory programs where IGT does or seeks to do business. Messrs. Mathewson and Miller serve on this committee, together with various officers of IGT.

Director Compensation - Fiscal 2007

The following table presents information regarding the compensation paid during fiscal 2007 to members of our board of directors who are not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to Mr. Matthews, who is also employed by us, is presented below in the Summary Compensation Table and the related explanatory tables. Mr. Bittman, who is also employed by us, was not one of our “Named Executive Officers” for fiscal 2007 under SEC rules, and accordingly, his compensation is presented in the Director Compensation Table below rather than in the Summary Compensation Table. Messrs. Matthews and Bittman are not entitled to receive additional compensation for their services as directors.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)(2)(3)	($) (1)(2)(3)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Neil Barsky (4)	44,500	—	89,338	—	—	—	133,838
Robert A. Bittman (5)	—	196,724	183,027	602,619	—	438,402	1,420,772
Richard R. Burt	79,625	—	147,307	—	—	—	226,932
Patti S. Hart	79,500	—	150,125	—	—	—	229,625
Leslie S. Heisz	79,125	—	147,307	—	—	—	226,432
Robert A. Mathewson	48,250	—	153,036	—	—	—	201,286
Robert Miller	54,750	—	147,307	—	—	—	202,057
Frederick B. Rentschler	71,250	—	147,307	—	—	—	218,557

(1)	The amounts reported in Columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). Except for unvested stock options covering 48,000 shares of our common stock that Mr. Barsky forfeited in connection with his resignation from the board of directors in May 2007, no stock awards or option awards granted to Non-Employee Directors were forfeited during fiscal 2007. (The amount reported in the table above for Mr. Barsky does not include an expense of $98,044 that was reversed upon the forfeiture of these options.) For a discussion of assumptions and methodologies used to calculate the amounts for stock and option awards, see Note 1 ( Summary of Significant Accounting Policies—Share-based Compensation Expense) and Note 4 (Employee Benefit Plans) to our Consolidated Financial Statements, included as part of our Annual Report for fiscal 2007 filed on Form 10-K, and Note 1 (Summary of Significant Accounting Policies—Pro forma Stock Based Compensation Expense) to our Consolidated Financial Statements, included as part of our Annual Report for fiscal 2004 filed on Form 10-K, each of which is incorporated herein by reference.

(2)	The following table presents the number of shares subject to outstanding and unexercised option awards and the number of shares subject to unvested stock awards held by each of our Non-Employee Directors and Mr. Bittman as of September 30, 2007.

	Number of Shares	Number of Unvested
	Subject to Outstanding	Shares of Restricted
Director	Options as of 9/30/07	Stock as of 9/30/07
Neil Barsky	—	—
Robert A. Bittman	122,409	21,854
Richard R. Burt	184,000	—
Patti S. Hart	64,000	—
Leslie S. Heisz	136,000	—
Robert A. Mathewson	136,000	—
Robert Miller	144,000	—
Frederick B. Rentschler	96,000	—

(3)	Each Non-Employee Director was granted an option to purchase 24,000 shares of our common stock with an exercise price of $39.95 per share (the closing price on the grant date) at the annual meeting of shareholders on March 6, 2007. Each of these options had an aggregate grant-date fair value of $206,855. On November 10, 2006, Mr. Bittman was granted an option to purchase 27,409 shares of our common stock with an exercise price of $42.72 per share (the closing price on the grant date) and an aggregate grant-date fair value of $276,742. On that same date, he was granted 4,682 shares of restricted stock with an aggregate grant-date fair value of $200,015. Grant-date fair value is determined under applicable accounting rules based on the assumptions referred to in footnote (1) above.

(4)	Mr. Barsky resigned as a member of the board of directors effective as of May 7, 2007.

(5)	The amounts reported in the table above for Mr. Bittman reflect compensation for his services as IGT’s Executive Vice President, Product Strategy during fiscal 2007. In general, Mr. Bittman’s compensation arrangements are similar to those described for IGT’s other executive officers in the “Compensation Discussion and Analysis” below. The amounts reported in Columns (c) and (d) of the table above reflect the amounts recognized for financial statement purposes for equity-based awards previously granted to Mr. Bittman as an executive officer of IGT. The amount reported in Column (e) reflects Mr. Bittman’s bonus for fiscal 2007 pursuant to his annual incentive award and IGT’s Cash Sharing Program. The amount reported in Column (g) reflects Mr. Bittman’s $400,000 base salary, contributions of $21,889 and $15,957 by IGT to Mr. Bittman’s accounts under IGT’s 401(k) plan and nonqualified deferred compensation plan, respectively, $336 of term-life insurance premiums, and $220 of tax reimbursements.

Non-Employee Director Compensation

Compensation for Non-Employee Directors during fiscal 2007 generally consisted of annual retainers, meeting fees, and an annual equity award. Effective June 26, 2007, our board of directors approved a new compensation program for Non-Employee Directors. In establishing the new program, the board of directors and the Compensation Committee engaged the services of Compensia, an independent compensation consultant, and took its recommendations into consideration. The review was conducted for the purpose of better understanding current market trends and practices in non-employee director compensation.

Annual Retainers. Prior to June 26, 2007, our Non-Employee Directors received an annual retainer of $50,000. Under the new program, our Non-Employee Directors receive an annual retainer of $65,000. In addition, the chair of the Audit Committee receives an annual retainer of $35,000, and the other members of the Audit Committee receive an annual retainer of $17,500. The chairs of our Compensation, Nominating and Corporate Governance and Compliance Committees each receive an annual retainer of $20,000, and the other members of these three committees each receive an annual retainer of $10,000.

Meeting Fees. Prior to June 26, 2007, our Non-Employee Directors received $1,500 for each meeting of a board committee they attended. Under the new program, our Non-Employee Directors receive $1,500 for each meeting of the board of directors or a board committee they attended. However, a Non-Employee Director is entitled to receive a fee for attending a board meeting only if the director has previously attended at least eight board meetings during the fiscal year. With respect to board committee meetings, fees for attending Audit Committee meetings are paid only to Non-Employee Directors who have previously attended at least 10 committee meetings during the fiscal year, and fees for attending meetings of the Compensation, Nominating and Corporate Governance and Compliance Committees are paid only to Non-Employee Directors who have previously attended at least four meetings of that committee during the fiscal year.

Annual Equity Awards. Prior to the 2008 annual meeting, Non-Employee Directors were automatically granted an option to purchase 40,000 shares of our common stock on the date they were initially elected or appointed to the board of directors. In addition, Non-Employee Directors who continued in office following each annual meeting of our shareholders were automatically granted an option to purchase 24,000 shares of our common stock following the annual meeting. Each of these options has an exercise price equal to the closing price of our common stock on the grant date and a maximum term of ten years. These options generally vest in annual installments over a three-year period but automatically become fully vested if a Non-Employee Director’s service on the board of directors terminates due to his or her death, disability or retirement. On March 6, 2007, each of our Non-Employee Directors then in office was granted an option to purchase 24,000 shares of our common stock at a per-share exercise price of $39.95 (the closing price of our common stock on that date).

Once vested, each option will generally remain exercisable until its normal expiration date. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Non-Employee Director’s service as a board member. The Non-Employee Director will generally have 30 days to exercise the vested portion of the option following a termination of service. This period is extended to two years if the termination is a result of the Non-Employee Director’s death, disability or retirement. The unvested portion of the option will generally terminate upon a termination of the Non-Employee Director’s service as a director.

These Non-Employee Director options are granted under, and are subject to the terms and conditions of, our 2002 Stock Incentive Plan (the “SIP”). The board of directors administers the plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits. Under the SIP, options granted to Non-Employee Directors will automatically become vested upon the occurrence of change in control event (as such term is defined in the plan).

As described in Proposal 2 below, shareholders are being asked to approve certain amendments to the SIP, which would become effective for awards granted to our Non-Employee Directors in connection with our 2008 annual meeting. Under the proposed amendments, Non-Employee Directors would automatically be granted an option to purchase 20,000 shares of our common stock and an award of 5,000 shares of restricted stock upon being elected or appointed to the board of directors. These awards would vest in three substantially equal annual installments following the grant date. In addition, if shareholders approve the proposed SIP amendments, Non-Employee Directors who continue in office following each annual meeting of our shareholders would automatically be granted an option to purchase 11,000 shares of our common stock and an award of 2,750 shares of restricted stock at the annual meeting. These awards would vest in full on the first anniversary of the grant date. In each case, the options granted to Non-Employee Directors would have an exercise price equal to the closing price of our common stock on the date of grant and a maximum term of ten years.

Reimbursement of Expenses. We also reimburse our Non-Employee Directors for travel expenses incurred in connection with their duties as directors of IGT, director education, and fees incurred for the preparation of financial statements required by IGT from directors in order for IGT to secure certain gaming licenses.

Recommendation of IGT Board of Directors

A plurality of favorable votes cast is required for election of a nominee to the board of directors. Under our Corporate Governance Guidelines, if a director nominee is elected according to the above standard, but receives a greater number of votes “withheld” from his or her election than votes “for” such election, the nominee is required to tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to our board of directors with respect to any such resignation. The board of directors is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this policy are set out in our Corporate Governance Guidelines, which are publicly available under the “Corporate Governance” link on the Investor Relations page of our website at http://www.IGT.com and are available in print, free of charge, to any shareholder who requests a copy by writing to our Corporate Secretary at our principal executive offices.

Our board of directors recommends a vote FOR the election of each of the above nominees as a director.

OTHER INFORMATION

Executive Officers

The following table sets forth the name, age, and title or titles of our current executive officers. Following the table are descriptions of all positions held by each individual and the business experience of each individual for at least the past five years.

Name	Age	Title
Robert A. Bittman	53	Executive Vice President, Product Strategy
Anthony Ciorciari	60	Executive Vice President, Operations
David D. Johnson	55	Executive Vice President, General Counsel and Secretary
Thomas J. Matthews	42	Chairman of the Board, President, Chief Executive Officer
Stephen W. Morro	49	Chief Operating Officer
Richard Pennington	45	Executive Vice President, Corporate Strategy
Daniel R. Siciliano	39	Chief Accounting Officer, Treasurer

For descriptions of Messrs. Bittman’s and Matthews’ backgrounds, see “Election of Directors.”

Anthony Ciorciari joined us in January 1994 as our Vice President of Operations. He was promoted to Senior Vice President in 1998 and to Executive Vice President in 2003. As Executive Vice President of Operations, Mr. Ciorciari is responsible for worldwide manufacturing, procurement, corporate facilities and services. Mr. Ciorciari also serves on the boards of:

  National Association of Manufacturers in Washington, D.C.
  Truckee Meadows Community College
  Manufacturing Assistance Partnership
  Economic Development Authority for Western Nevada

Prior to joining IGT, Mr. Ciorciari was the General Manager of manufacturing operations for Digital Equipment Corporation in Albuquerque, New Mexico and Chihuahua, Mexico, where he was responsible for the manufacturing and supply of Digital’s workstation and systems product lines. Mr. Ciorciari also held various other positions at Digital Equipment Corporation and has more than 39 years of experience in U.S. and international manufacturing.

David D. Johnson joined us in 2003. Mr. Johnson has been IGT’s Executive Vice President, General Counsel and Secretary since 2005, responsible for the direction of the legal, intellectual property, compliance, government relations, corporate audit, risk management and human resource functions. Mr. Johnson was promoted from Senior Vice President, General Counsel and Secretary to Executive Vice President, General Counsel and Secretary in 2005. Mr. Johnson holds a BA from the University of Nevada, Las Vegas and a Juris Doctorate from Creighton University.

Prior to joining IGT, Mr. Johnson served as:

  Partner and shareholder in the Las Vegas law firm of Bernhard, Bradley & Johnson
  Anchor Gaming’s General Counsel
  Senior Vice President, General Counsel and Secretary of Alliance Gaming Corporation
  Partner with the law firm of Schreck, Jones, Bernhard, Woloson & Godfrey
  Chief Deputy Attorney General for the Gaming Division of the Nevada Attorney General’s Office, where he served as Chief Legal Counsel to the Nevada Gaming Commission and the Nevada State Gaming Control Board

Stephen W. Morro first joined us in August 1988. Mr. Morro has been IGT’s Chief Operating Officer since June 2007, responsible for worldwide casino markets, including sales, product development, engineering and manufacturing. Previously, Mr. Morro served IGT as President-Gaming Division from 2005 to June 2007, Vice President Eastern Region Sales from 2004 to 2005, and Director of Progressive Systems from 1996 to 2004. Mr. Morro also held various management positions in IGT’s marketing and progressive systems areas prior to 2004. Mr. Morro holds a BS in Business Administration from Gettysburg College.

Prior to joining IGT, Mr. Morro worked in slot operations for Harrah’s in Reno and Lake Tahoe and was a staff analyst for the New Jersey Casino Control Commission.

Richard Pennington joined us in 1991. Mr. Pennington has been IGT’s Executive Vice President of Corporate Strategy since 2005, responsible for developing and implementing strategies that create value using corporate resources and perspectives. Mr. Pennington was IGT’s Executive Vice President of Product Development from 2003 to 2005 and Senior Vice President of Product Management from 2001 to 2003. Previously, Mr. Pennington served IGT as Vice President of Product Management, Finance Director, and several other management positions in the finance and accounting areas. Mr. Pennington holds a BS in Business Administration from California State University at Pomona.

Prior to joining IGT, Mr. Pennington held positions as Manager of Cost Accounting at Western Digital in Irvine, California and Manager of Accounting at Emerson Technologies LLP, an affiliate of Emerson Radio.

Daniel R. Siciliano joined us in 2002. Mr. Siciliano has been IGT’s Chief Accounting Officer and Treasurer since July 2007, responsible for directing the finance, accounting, treasury and tax functions. Previously, Mr. Siciliano was IGT’s Vice President of Corporate Finance and Treasury from September 2004 to June 2007, and Director of Corporate Finance and Treasury from 2002 to 2004. He is a Certified Public Accountant (CPA), Certified Management Accountant (CMA) and Certified Financial Manager (CFM). Mr. Siciliano holds a BS in Accounting and an MBA in Business Administration from the University of Nevada, Las Vegas.

Prior to joining IGT, Mr. Siciliano was the Corporate Controller for Anchor Gaming, and also held several positions at Deloitte & Touche, including Audit Manager.

Equity Security Ownership of Management and Other Beneficial Owners

The following table sets forth information as of December 31, 2007 (except where another date is indicated) with respect to the beneficial ownership of our common stock by persons known to us to own beneficially more than 5% of the common stock, each of our directors, our executive officers named in the Summary Compensation Table, and all of our executive officers and directors as a group. We have no other class of equity securities outstanding. Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

	Shares of IGT’s Common Stock
		Options
		Exercisable
		Within 60	Beneficially	Percent of
Name of Beneficial Owner	Owned	Days	Owned (1)	Class (2)
Robert A. Bittman	84,286	73,853	158,139	*
Richard Burt	3,200	56,000	59,200	*
Patti S. Hart	—	13,334	13,334	*
Leslie S. Heisz	2,000	96,000	98,000	*
David D. Johnson	21,848	128,853	150,701	*
Robert A. Mathewson	18,500	96,000	114,500	*
Thomas J. Matthews	1,000,000	1,500,000	2,500,000	*
Robert Miller	—	104,000	104,000	*
Stephen Morro	56,917	346,705	403,622	*
Richard Pennington	73,448	231,053	354,501	*
Frederick B. Rentschler	32,000	48,000	80,000	*
Daniel R. Siciliano	11,438	45,570	57,008	*
All executive officers and directors as a group
(13 persons)	1,362,022	2,980,130	4,342,152	1.4%
T. Rowe Price Associates, Inc.(3)	24,353,611	—	24,353,611	7.2%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Represents sum of shares owned and shares which may be purchased upon exercise of options exercisable within 60 days of December 31, 2007.

(2)	Any securities not outstanding which are subject to options or conversion privileges exercisable within 60 days of December 31, 2007 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

(3)	Information with respect to the number of shares beneficially owned and percent of class is derived from a Schedule 13G reporting information as of December 31, 2006 and filed February 14, 2007. According to T. Rowe Price Associates, Inc. these securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers, directors, and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of those persons, to file initial reports of ownership and monthly transaction reports covering any changes in ownership with the SEC and NYSE. SEC regulations require these persons to furnish us with copies of all reports they file pursuant to Section 16(a). Based solely upon a review of the copies of the reports received by us and written representations that no other reports were required, we believe that, during fiscal 2007, all filing requirements applicable to executive officers and directors were complied with in a timely manner.

Policies and Procedures for Approval of Related Person Transactions

Our board of directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) IGT was, is or will be a participant, (ii) the aggregate amount involved exceeds $60,000, and (iii) a related person has or will have a material direct or indirect interest. For purposes of the policy, a related person is (i) any person who is, or at any time since the beginning of the last fiscal year was, one of our directors or executive officers or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of IGT’s common stock, (iii) any immediate family member of any of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all of the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy, once a related person transaction has been identified, the Compensation Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Compensation Committee is to consider all relevant facts and circumstances of the related person transaction available to the Compensation Committee. The Compensation Committee must approve only those related person transactions that are in, or not inconsistent with, IGT’s best interests and the best interests of IGT’s shareholders, as the Compensation Committee determines in good faith. No member of the Compensation Committee will participate in any consideration of a related person transaction with respect to which that member or any of his or her immediate family is a related person.

The Related Person Transactions Policy became effective December 10, 2007. As a result, at the time that IGT entered into each of the transactions described below, IGT did not have policies or procedures requiring the review, approval or ratification of transactions involving related persons. Beginning as of the date of adoption of the Related Person Transactions Policy, IGT intends that all transactions entered into following adoption of the policy will be subject to the review, approval or ratification of the Compensation Committee.

Related Person Transactions

During fiscal 2007, IGT engaged in the following financial transactions in which Charles N. Mathewson had a direct or indirect material interest. Charles N. Mathewson is a former director and executive officer of IGT (1985 – 2003) and the father of Robert Mathewson, a current IGT director. In March 2007, IGT sold a company airplane for $7.8 million to a limited liability company owned by Charles N. Mathewson. Robert Mathewson has no interest in the limited liability company or in the airplane. The board of directors was made aware of the proposed sale of the aircraft to Charles N. Mathewson before the sale, and the board of directors has ratified the sale. In addition, in 1999, IGT entered into a split-dollar life insurance agreement for the benefit of Charles N. Mathewson. The split-dollar policy and its ten year term were disclosed in prior proxy statements of the Company. Under the terms of the split-dollar life insurance agreement, IGT pays an annual premium of $1 million on the policy. During fiscal 2007, approximately $107,000 of the premium amount was attributable to the term life insurance portion of the policy and taxable to Mr. Mathewson as compensation. Under the terms of the agreements, IGT will be reimbursed for the aggregate amount of the premiums paid by IGT in the form of a death benefit upon Mr. Mathewson’s death.

The spouse of Anthony Ciorciari, our Executive Vice President, Operations, is employed by IGT in a non-executive officer capacity. During fiscal 2007, Ms. Ciorciari received aggregate total compensation of $506,011, calculated in the same manner as the total compensation to the Named Executive Officers in the Summary Compensation Table. The total compensation includes salary, bonus, stock option and stock awards.

The spouse of Maureen M. Mullarkey, who served as our Executive Vice President and Chief Financial Officer until May 2007, is employed by IGT in a non-executive officer capacity. During fiscal 2007, Ms. Mullarkey’s spouse (Mr. Miller) received aggregate total compensation of $294,095, calculated in the same manner as the total compensation to the Named Executive Officers in the Summary Compensation Table. The total compensation includes salary, bonus, stock option and stock awards.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2007, and our three other most highly compensated executive officers. These individuals are listed in the “Summary Compensation Table” below and are referred to as the “Named Executive Officers” in this proxy statement. As noted below, Ms. Mullarkey resigned as our Executive Vice President, Chief Financial Officer in May 2007 and was replaced by Mr. Siciliano on an interim basis.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does review the recommendations of Mr. Matthews, our Chief Executive Officer, regarding compensation for our other executive officers.

Executive Compensation Program Objectives and Overview

The goals of our executive compensation program are to help attract, motivate and build the long-term commitment of talented executives whose leadership is critical to the accomplishment of our business objectives. The Compensation Committee conducts an annual review of our executive compensation programs to ensure that the program is designed to achieve those goals and adequately rewards performance by our executives which is tied to creating shareholder value.

During the 2006 and 2007 fiscal years, the Compensation Committee conducted a comprehensive review of our executive compensation program. As part of this review, we revised our executive compensation programs to reflect prevailing market practices, help us compete more effectively with our peer companies for executive talent, and further align our compensation program to support our business objectives. These revisions include strengthening the link between annual bonus awards and IGT’s performance for our Named Executive Officers and developing a plan to include performance-based vesting requirements in our annual equity award grants. This review also included the identification of a peer group of comparable companies and the articulation of a pay-positioning philosophy relative to our peers.

Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) long-term stock awards, including stock options and restricted stock awards. We also provide our Named Executive Officers the ability to receive compensation on a deferred basis (with earnings) and, in some cases, severance benefits if the executive’s employment terminates under certain circumstances. In general, IGT does not maintain programs for providing perquisites and personal benefits to its executive officers.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, deferred compensation opportunities, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with predictable compensation levels that reward their continued service. We also believe that the stability of an executive team has been an important factor contributing to our past successful performance, and we place significant value on retaining this team. Annual incentive bonuses are primarily intended to motivate our Named Executive Officers to achieve specific strategic goals and operating objectives, although we believe they also help us to attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with shareholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and long-term equity awards are the elements of our executive compensation program that are designed to reward performance and thus the creation of shareholder value.

The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our shareholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officer’s compensation. For fiscal 2007, the Compensation Committee approved executive compensation arrangements for Mr. Matthews that resulted in approximately 90% of his total direct compensation being incentive compensation tied directly to shareholder value creation, with his base salary constituting the balance of his fiscal 2007 total direct compensation. (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in IGT’s financial reporting.) With respect to our other executive officers, the Compensation Committee approved executive compensation arrangements that resulted in approximately 75% of each executive’s total direct compensation being incentive compensation tied directly to shareholder value creation, with base salary constituting the balance of their fiscal 2007 total direct compensation. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

Pay Position Philosophy and Peer Companies

As noted above, the Compensation Committee’s review of our executive compensation programs over the past two fiscal years has included the articulation of a pay positioning philosophy and identification of a peer group of comparable companies. For fiscal 2007, the Compensation Committee retained the consulting firm, The Croner Company, to assist in the identification of an appropriate group of peer companies. Because IGT has a unique business model and is a leader in the design, manufacture and marketing of computerized gaming equipment and network systems, its peer group is a composite of companies from several related industries with similar revenue size and scope and is heavily weighted towards the high technology industry. For fiscal 2007, the Compensation Committee selected the following companies as our peer companies: Activision, Inc.; Adobe Systems, Inc.; Alliance Data; BMC Software; Boyd Gaming Corporation; Cadence Design Systems, Inc.; Diebold Incorporated; Electronic Arts, Inc.; Harrah’s Entertainment, Inc.; Intuit; Juniper Networks, Inc.; Las Vegas Sands Corp.; MGM Mirage; NCR Corporation; Network Appliance, Inc.; Pitney Bowes, Inc.; Stations Casino; Symbol Technologies, Inc.; Take-Two Interactive Software, Inc.; and WMS Industries, Inc.

In addition to compensation data for the peer companies listed above, the Compensation Committee also reviewed executive compensation data for companies with revenues similar to those of IGT made available in surveys published by various consulting firms and in SEC public filings of the companies in the S&P 500. With Croner’s assistance, the Compensation Committee defined a “competitive compensation market” standard based on a weighting of 25% for the peer group of companies identified above, and 75% for the remaining data available from the surveys and SEC public filings reviewed by the Compensation Committee (with an equal weighting placed on industry-related companies, high-technology related companies, and S&P 500 companies included in these surveys and SEC public filings). Providing an equal weighting for each of these sources is believed to mitigate the effect of anomalies that may arise from the use of a small sample size from any one source.

Our pay positioning philosophy for our executive officers relative to the competitive compensation market standard is as follows:

  Base salary is targeted at a level not less than the 50th percentile of the competitive compensation market;
  Variable cash compensation, when combined with base salary, is targeted at a level not less than the 75th percentile of the competitive compensation market; and
  Equity compensation, when combined with the cash compensation elements referred to above, is targeted at a level not less than the 75th percentile of the competitive compensation market.

IGT’s selection of base salary targeted at not less than the 50th percentile and the 75th percentile for variable cash and equity compensation is based upon our belief that the company’s past performance has consistently exceeded that of our peer companies and therefore warrants an above average compensation target to attract and retain the high quality of executives required to sustain that performance in the future. We will continue to review this positioning relative to future Company performance.

The combination of base salary, short-term variable cash components and long-term variable equity components for Mr. Matthews approximately matches our target levels above with respect to the competitive compensation market. The short-term variable cash levels for our other Named Executive Officers are currently higher than the target level described above while the long-term variable equity levels are currently lower than the target level. In all cases, however, the target total direct compensation for each of our Named Executive Officers approximately matches our target positioning of the 75th percentile of the competitive compensation market.

Because the Compensation Committee generally determines the target value for our current executive compensation program based on an assessment of the compensation paid by the competitive compensation market, we do not generally factor in amounts realized from prior compensation paid to the Named Executive Officers. We believe the individual components of our executive compensation program combine together to create a total compensation package for each Named Executive Officer that achieves our compensation objectives.

Current Executive Compensation Program Elements

Base Salaries

Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis. As noted above, the Compensation Committee believes that a significant portion of our executive officers’ compensation should be in the form of incentive compensation that helps to align the interests of our executives with those of our shareholders. Accordingly, our executive officers’ salary levels are set at approximately the 50th percentile of the competitive compensation market so that a greater percentage of our executives’ compensation may be delivered in the form of incentive compensation.

In setting specific salary levels for each of our Named Executive Officers, each September the Compensation Committee solely determines the compensation for the Chief Executive Officer and reviews the recommendations of Mr. Matthews regarding the compensation of our other executive officers. Compensation determinations for each of our Named Executive Officers take into consideration:

  current market data for each executive position;
  the scope of the executive’s responsibility at IGT and in relation to those of the closest comparable positions in the market;
  the relative internal value to IGT of the position; and
  the executive’s past performance and expected future contributions to IGT.

As described below under “Description of Employment Agreements - Salary and Bonus Amounts,” we have entered into employment agreements with Mr. Matthews and Ms. Mullarkey that provide for minimum levels of base salary. We do not have such agreements with our other Named Executive Officers.

Based on its review in September 2007, the Compensation Committee approved increases in base salary, effective October 1, 2007, for each of the Named Executive Officers (other than Ms. Mullarkey and Mr. Siciliano). In recognition of his promotion in June 2007 to Chief Operating Officer and in light of base salaries paid to similarly situated executives at comparable companies, Mr. Morro’s base salary was increased by 20%. The other Named Executive Officers’ base salary levels were increased by 5%. Mr. Siciliano did not receive an October 2007 base salary increase because, in June 2007 in connection with his promotion to Chief Accounting Officer and Treasurer and appointment as Interim Principal Financial Officer, Mr. Siciliano’s base salary was increased by 26%.

The Compensation Committee believes that the base salary levels of the Named Executive Officers generally are reasonable in view of competitive practices, IGT’s performance and the contribution of those officers to that performance.

Annual Incentive Bonuses

We award annual incentive bonuses to the Named Executive Officers and our other executive officers each year based upon multiple performance criteria, including a quantitative component based on IGT’s performance as measured against pre-established financial goals and a qualitative component based on subjective evaluations of the executive’s achievement of pre-established strategic and operational goals. As described below, the weighting between the quantitative and qualitative components varies for each executive depending on the degree to which the executive’s role is expected to have a direct impact on IGT’s achievement of the quantitative goals. For fiscal 2007, the Compensation Committee established the quantitative goals with the expectation that they would be met only by achieving goals that are considered difficult, or a “stretch,” to reach. For fiscal 2007, quantitative goal achievement for the Named Executive Officers was 85.5% of the target, except the quantitative goal achievement for Mr. Matthews was 75.7% of the target.

Mr. Matthews’ bonus opportunity for fiscal 2007 was weighted 70% based on the achievement of quantitative goals and 30% based on achievement of qualitative goals established by the Compensation Committee for the fiscal year. The quantitative component was measured based on IGT’s net income growth and revenue growth during fiscal 2007, with net income growth being weighted 70% and revenue growth being weighted 30%.

For Messrs. Morro, Johnson and Pennington, the quantitative component for fiscal 2007 was measured based on IGT’s operating income growth and revenue growth during the fiscal year, with operating income growth being weighted 70% and revenue growth being weighted 30%. Messrs. Morro, Johnson and Pennington were assigned an operating income growth measure (rather than the net income growth measure assigned to the Chief Executive Officer) because we believe their roles have less direct impact on financial decisions below the operating income level.

The qualitative component was based on the executive’s achievement of three to five individual goals established by Mr. Matthews for the executive at the beginning of the fiscal year. Qualitative goals include important strategic initiatives, such as new product and business development, successful identification and completion of key mergers and acquisitions, and activities that strengthen IGT’s legal and financial foundation. As noted above, the weighting between the quantitative and qualitative components varies for each executive depending on the executive’s role. For fiscal 2007, the quantitative component was weighted 80% for Mr. Morro’s bonus opportunity, 20% for Mr. Johnson’s bonus opportunity, and 20% for Mr. Pennington’s bonus opportunity, with the qualitative component in each case constituting the remainder of the bonus opportunity. At the end of fiscal 2007, the qualitative goals and performance against those goals were evaluated by Mr. Matthews in the process of his bonus recommendations to the Compensation Committee.

The Compensation Committee has discretion to establish the target bonus for each executive for each fiscal year, with the amount of the executive’s actual bonus being determined based on the performance factors identified above. For fiscal 2007, the Named Executive Officers’ target bonuses were as follows: Mr. Matthews, 250% of his annual base salary; Mr. Morro, 200% of his annual base salary; Mr. Johnson, 150% of his annual base salary; and Mr. Pennington, 150% of his annual base salary. As described below, under the terms of her retirement agreement with IGT, Ms. Mullarkey was eligible for a bonus for fiscal 2007 to be determined by the Compensation Committee at its sole discretion. In determining the fiscal 2007 bonus for Ms. Mullarkey, the Compensation Committee took into consideration the recommendation of Mr. Matthews regarding his assessment of Ms. Mullarkey’s performance. Mr. Matthews’ recommendation and the Compensation Committee’s determination were based on their subjective assessment of IGT’s performance during the portion of the year Ms. Mullarkey was employed by the Company as its Chief Financial Officer, and her efforts in facilitating a smooth transition of the Chief Financial Officer’s responsibilities upon her retirement.

For fiscal 2007, Mr. Siciliano participated in IGT’s Management Bonus Plan. Bonuses awarded under that plan are funded based on a percentage of IGT’s operating profit for the fiscal year. An individual participant’s bonus amount is based on his or her target award and is subject to increase or decrease by the participant’s manager based on the participant’s individual performance during the fiscal year. For fiscal 2007, Mr. Siciliano’s target award under the plan was 150% of his annual base salary.

In addition to the bonus opportunities described above, each of the Named Executive Officers participated in IGT’s Cash Sharing Program during fiscal 2007. All IGT employees participate in this program. The program is funded based on a percentage of IGT’s operating income for the fiscal year, and each participant receives a portion of this amount based on his or her base salary. For fiscal 2007, each participant received a bonus of approximately 12% of his or her earned wages, excluding annual incentive bonuses, under the Cash Sharing Program. The Compensation Committee includes amounts received by Named Executive Officers under the Cash Sharing Program in assessing these executives’ bonuses in comparison with the competitive compensation market.

In addition and based upon the recommendation of Mr. Matthews, the Compensation Committee awarded Mr. Morro an additional discretionary bonus of $50,000 in recognition of his support and contribution to the improved financial performance of IGT's international operations.

The Compensation Committee believes that the fiscal 2007 bonuses paid to the Named Executive Officers and the other executive officers generally are reasonable in view of competitive practices, our desire to retain our executive team, IGT’s performance and the contribution of those executive officers to that performance during fiscal 2007. For a discussion of the bonus opportunities for the Named Executive Officers for fiscal 2008, see “Subsequent Committee Actions” below.

Long-Term Incentive Equity Awards

Our policy is that the long-term compensation of our Named Executive Officers and other executive officers should be directly linked to the value provided to shareholders. Therefore, we have historically made annual grants of equity-based awards to provide further incentives to our executives to increase shareholder value. These long-term incentive awards are made annually to provide a market-competitive total direct compensation package in accordance with our compensation philosophy.

The Compensation Committee bases its award grants to executives each year on a number of factors, including:

  the executive’s position with IGT and total compensation package;
  the equity participation levels of comparable executives at comparable companies; and
  the executive’s contribution to the success of IGT’s financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and IGT, accounting impact and potential dilution effects.

Our annual award grants generally consist of a mixture of stock options and awards of restricted stock. In fiscal 2007, our Named Executive Officers received grants of stock options equal to 60% of their targeted long-term incentive award value, with the remaining 40% consisting of grants of restricted stock awards. We grant 60% of the targeted long-term incentive value in the form of stock options because we believe the majority of our executives’ long-term incentive opportunity should be directly linked to creating value for our shareholders. The stock options are granted with an exercise price that is equal to the closing price of our common stock on the grant date, so the executive will only realize value on their stock options if our shareholders realize value on their shares. The stock options also function as a retention incentive for our executives as they vest ratably over the four-year period after the date of grant.

We also grant long-term incentive awards to Named Executive Officers in the form of shares of restricted stock. In fiscal 2007, our Named Executive Officers received grants of restricted stock shares equal to 40% of their targeted long-term incentive award value. We grant a portion of our long-term incentive opportunity in the form of restricted stock because we believe restricted stock encourages retention. In general, the restricted stock vests over the four-year period following the date of grant. At the end of the vesting period, the executive’s shares will have the value of IGT’s stock price on the day vesting lapses.

In general, this means the executive will receive an award that has some financial value regardless of stock price volatility. However, the value of the restricted shares appreciates as the value of IGT’s stock price increases, so restricted stock also helps to link executives’ interests with those of our shareholders.

Beginning in fiscal 2008, we expect to include a performance-based vesting component in our annual grants of restricted stock awards to the Named Executive Officers. This component is intended to provide an additional incentive for executives to help IGT achieve specific performance goals established in advance by the Compensation Committee and to further align the executives’ interests with those of our shareholders.

Timing of Grants. Prior to fiscal 2008, the Compensation Committee generally reviewed equity compensation to be awarded annually in November. Commencing with fiscal 2008, equity award grants to the Named Executive Officers will generally be made in each year by the Compensation Committee at its meeting in May at the same time annual award grants are made to IGT’s employees generally. This meeting is typically scheduled well in advance. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year.

Deferred Compensation Opportunities

Under our Nonqualified Deferred Compensation Plan, our Named Executive Officers may elect to defer up to 50% of their base salaries and annual incentive bonuses. We believe that providing the Named Executive Officers this deferral is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for IGT is also deferred. Please see the “Nonqualified Deferred Compensation” table and related narrative below for a description of these benefits.

Severance and Other Benefits Upon Termination of Employment

We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for certain of our Named Executive Officers under their respective employment agreements. The Compensation Committee evaluates the level of severance benefits to provide a Named Executive Officer on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation.

As described in more detail under “Potential Payments Upon Termination or Change in Control” below, Mr. Matthews and Ms. Mullarkey would be entitled under their employment agreements to severance benefits in the event of a termination of employment by IGT without cause, a termination by the executive following a change in control of IGT, or a termination due to the executive’s death or, in the case of Mr. Matthews, disability. We have determined that it is appropriate to provide these executives with severance benefits in the event of a termination of the executive’s employment under these circumstances in light of their positions within IGT and as part of their overall compensation package.

We do not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by a termination of employment. However, if there is a change in control of IGT, outstanding equity awards granted under our 2002 Stock Incentive Plan (including those held by our Named Executive Officers) may vest on an accelerated basis.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. As one of the factors in its consideration of compensation matters, the Compensation Committee also considers the anticipated tax treatment to IGT and to the executives of various payments and benefits, including the effect of Section 162(m). The Compensation Committee retains discretion, however, to implement executive compensation programs that may not be deductible under Section 162(m) if the Compensation Committee believes the programs are nevertheless appropriate to help achieve our primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of IGT and its shareholders.

Subsequent Committee Actions

In December 2007, the Compensation Committee approved bonus arrangements for certain Named Executive Officers for fiscal 2008 that are intended to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code while giving the Compensation Committee flexibility to take the performance of IGT and the individual executive into account in determining bonus amounts. These arrangements provide that the Named Executive Officer’s maximum bonus opportunity will be based on a fixed percentage of IGT’s operating income for fiscal 2008 (before giving effect to expenses for bonuses and other incentives, impairment charges related to goodwill and other intangible assets, and charges related to natural disasters and related insurance recoveries). The Compensation Committee has discretion to reduce (but not increase above such maximum amount) the amount of the bonus actually paid to the Named Executive Officer.

As required under Section 162(m), the use of a fixed percentage of operating income places a cap on the executive’s bonus opportunity. By using a formula that is expected to produce a high amount which the Compensation Committee has discretion to reduce, this bonus structure is intended to give the Compensation Committee flexibility to consider a broad range of performance factors in determining bonus amounts while preserving IGT’s ability to deduct these amounts under Section 162(m). It is expected that the Compensation Committee will exercise its negative discretion for all of the executives, with the amount of the reduction in each case depending on the performance of IGT and the individual executive during the fiscal year. See “Specific Benefits” under Proposal 2 below for more information on the fiscal 2008 bonus opportunities.

Compensation Committee Report on Executive Compensation (1)

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis section be included in this proxy statement to be filed with the SEC.

Compensation Committee of the Board of Directors
Frederick Rentschler (Chairman)
Patti S. Hart
Robert Miller

(1)	SEC filings sometimes “incorporate information by reference.” This means IGT is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless IGT specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

Mr. Rentschler and Ms. Hart each served on the Compensation Committee during all of fiscal 2007. Mr. Burt served on the Compensation Committee until May 31, 2007 and was replaced by Mr. Miller as a committee member as of that date. None of these four directors is or has been a former or current executive officer of IGT or had any relationships requiring disclosure by IGT under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of IGT’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended September 30, 2007.

Summary Compensation Table - Fiscal 2007

The following table presents information regarding compensation of each of our Named Executive Officers for services rendered during fiscal 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	All
Name and				Stock	Option	Incentive Plan	Compensation	Other
Principal	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (2)	($) (1)	($)	($) (3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas J. Matthews	2007	800,000	—	3,301,248	850,012	1,601,518	—	77,004	6,629,782
Chairman of the
Board, President
and Chief Executive
Officer
Stephen Morro	2007	500,000	50,000	331,943	810,659	941,535	—	48,243	2,682,380
Chief Operating
Officer
David D. Johnson	2007	500,000	—	199,927	643,379	761,960	—	64,434 (4)	2,169,700
Executive
Vice President,
General Counsel
and Secretary
Richard Pennington	2007	400,000	—	196,724	418,914	602,368	—	38,182	1,656,188
Executive
Vice President
Corporate Strategy
Daniel R. Siciliano	2007	206,000	—	102,939	191,366	374,196	—	17,666	892,167
Interim Principal
Financial Officer,
Chief Accounting
Officer and Treasurer
Maureen T. Mullarkey (5)	2007	500,000	—	271,515	581,180	603,907	—	49,181	2,005,783
Former Executive
Vice President,
Chief Financial
Officer and Treasurer

(1)	As described in the “Compensation Discussion and Analysis” above, the Named Executive Officers’ annual bonuses generally consist of two components--a cash bonus pursuant to each executive’s annual incentive award and a cash bonus pursuant to our Cash Sharing Program. The threshold, target and maximum amounts for each Named Executive Officer’s annual incentive award and the target amount for each Named Executive Officer under our Cash Sharing Program for fiscal 2007 are reported in the “Grants of Plan-Based Awards” table below. For fiscal 2007, the actual amounts awarded to each Named Executive Officer under these two bonus programs were as follows:

			Total Non-Equity
	Annual Incentive	Cash Sharing	Incentive Plan
Name	Bonus	Program	Compensation
Thomas J. Matthews	1,509,118	92,400	1,601,518
Stephen Morro	883,785	57,750	941,535
David D. Johnson	704,210	57,750	761,960
Richard Pennington	556,168	46,200	602,368
Daniel R. Siciliano	350,000	24,196	374,196
Maureen T. Mullarkey	546,157	57,750	603,907

(2)	The amounts reported in columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). These stock-based compensation amounts reflect the aggregate fiscal 2007 accounting value related to awards granted up to five years ago. No stock awards or option awards granted to Named Executive Officers were forfeited during fiscal 2007. For a discussion of the assumptions and methodologies used to calculate the amounts for stock and option awards, please see Note 1 (Summary of Significant Accounting Policies—Share-based Compensation Expense) and Note 4 (Employee Benefit Plans) to our Consolidated Financial Statements, included as part of our Annual Report for fiscal 2007 filed on Form 10-K, and Note 1 (Summary of Significant Accounting Policies—Pro forma Stock Based Compensation Expense) to our Consolidated Financial Statements, included as part of our Annual Report for fiscal 2004 filed on Form 10-K, each of which is incorporated herein by reference. For information about the stock awards and option awards granted to our Named Executive Officers for fiscal 2007, please see the discussion under “Grants of Plan-Based Awards” below.

(3)	The amounts reported in column (i) of the Summary Compensation table under the heading “All Other Compensation” are detailed below.

		Deferred
	401(k)	Compensation			Perquisites
	Plan Profit	Plan Profit	Term Life		and Other
	Sharing	Sharing	Insurance	Tax	Personal	Total All Other
	Contribution	Contribution	Premiums	Reimbursements	Benefits	Compensation
Name	($)	($)	($)	($)	($)	($)
Thomas J. Matthews	21,889	54,779	336	—	—	77,004
Stephen Morro	21,889	25,907	336	111	—	48,243
David D. Johnson	21,889	23,955	336	161	18,093 (4)	64,434
Richard Pennington	21,889	15,957	336	—	—	38,182
Daniel R. Siciliano	17,330	—	336	—	—	17,666
Maureen T. Mullarkey	21,889	26,882	336	74	—	49,181

(4)	This amount includes $16,882 for limited personal use of IGT’s corporate aircraft and $1,211 for an executive fitness program. The amount allocated for limited personal aircraft usage is calculated based on our incremental cost of fuel, trip-related maintenance, crew travel expenses, landing fees, trip-related hangar costs and other miscellaneous variable costs.

(5)	Ms. Mullarkey resigned as IGT’s Executive Vice President, Chief Financial Officer and Treasurer as of May 31, 2007. She has continued to serve in a transitional, non-executive capacity through the remainder of the term of her employment agreement with IGT, which is scheduled to expire on January 22, 2008.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for fiscal 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted stock awards. Named Executive Officers also earned the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and restricted stock awards granted during fiscal 2007, provides information regarding the long-term equity incentives awarded to our Named Executive Officers. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements - Salary and Bonus Amounts

We have entered into employment agreements with Mr. Matthews and Ms. Mullarkey. As noted above, we also entered into an agreement with Ms. Mullarkey on February 21, 2007, which provides for her retirement in January 2008 upon the expiration of the term of her employment agreement with us. We do not have employment agreements with our other Named Executive Officers. The agreements with Mr. Matthews and Ms. Mullarkey, including the salary and bonus terms of each agreement, are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this proxy statement.

T.J. Matthews. On September 29, 2006, we amended our employment agreement with Thomas J. Matthews, our President and Chief Executive Officer. The amended employment agreement provides for a three-year term of employment expiring October 26, 2009, with automatic renewals for additional one-year periods unless either party provides notice that the agreement will not be extended. The amended employment agreement provides that Mr. Matthews will receive an annualized base salary of $800,000, subject to annual review by the Compensation Committee. Based on its review, the Compensation Committee has discretion to increase (but not reduce) the base salary each year. The amended employment agreement also provides for annual bonuses for Mr. Matthews with a target annual bonus equal to 250% of his base salary and a maximum annual bonus equal to 300% of his base salary. The Compensation Committee will determine Mr. Matthews’ actual bonus amount each year. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the “Current Executive Compensation Program Elements” of the Compensation Discussion and Analysis above. The amended employment agreement also provides for Mr. Matthews to participate in IGT’s employee benefit plans and programs for which he is otherwise eligible under the terms of such plans or programs.

Maureen T. Mullarkey. Pursuant to her retirement agreement, Ms. Mullarkey resigned as our Executive Vice President, Chief Financial Officer and Treasurer effective May 31, 2007 and has continued to serve IGT thereafter in a transitional, non-executive capacity under the terms of her employment agreement. The employment agreement, as amended in January 2003, has a five-year term and provides that Ms. Mullarkey will receive an annualized base salary of $400,000, subject to annual review by the Compensation Committee, and will participate in IGT’s employee benefit plans and programs for which she is otherwise eligible under the terms of such plans or programs. However, pursuant to Ms. Mullarkey’s retirement agreement, her bonus opportunity with respect to fiscal 2007 and any period through her retirement in January 2008 will be determined by the Compensation Committee in its sole discretion without regard to services performed by her after May 31, 2007. The terms of Ms. Mullarkey’s outstanding equity awards were not modified by her retirement agreement and, accordingly, any portion of her outstanding stock options and restricted stock awards that have not vested as of the close of business on January 22, 2008 will terminate at that time.

Other Named Executive Officers. We do not have employment agreements with our Named Executive Officers other than Mr. Matthews and Ms. Mullarkey, and as a result their base salary and bonus opportunities are not fixed by contract.

Grants of Plan-Based Awards - Fiscal 2007

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers for fiscal 2007. Each of these awards was granted under our SIP.

						All
						Other	All Other
						Stock	Option
						Awards:	Awards:
						Number	Number	Exercise	Grant Date
			Estimated Future Payouts			of	of	or Base	Fair Value
			Under Non-Equity Incentive			Shares	Securities	Price of	of Stock
			Plan Awards			of Stock	Underlying	Option	and Option
	Grant		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date		($)	($)	($)	(#)	(#)	($/Sh)	($) (1)
(a)	(b)		(c)	(d)	(e)	(g)	(h)	(i)	(j)
Thomas J. Matthews	N/A	(2)	—	2,000,000	2,400,000	—	—	—	—
	N/A	(3)	—	86,237	—	—	—	—	—
	11/10/06		—	—	—	49,625	—	—	2,119,980
	11/10/06		—	—	—	—	290,537	42.72	2,933,508
Stephen Morro	N/A	(2)	—	1,000,000	1,200,000	—	—	—	—
	N/A	(3)	—	53,658	—	—	—	—	—
	11/10/06		—	—	—	9,363	—	—	399,987
	11/10/06		—	—	—	—	54,818	42.72	553,488
David D. Johnson	N/A	(2)	—	750,000	900,000	—	—	—	—
	N/A	(3)	—	49,815	—	—	—	—	—
	11/10/06		—	—	—	4,682	—	—	200,015
	11/10/06		—	—	—	—	27,409	42.72	276,742
Richard Pennington	N/A	(2)	—	600,000	720,000	—	—	—	—
	N/A	(3)	—	42,158	—	—	—	—	—
	11/10/06		—	—	—	4,682	—	—	200,015
	11/10/06		—	—	—	—	27,409	42.72	276,742
Daniel R. Siciliano	N/A	(2)	—	375,000	450,000	—	—	—	—
	N/A	(3)	—	19,728	—	—	—	—	—
	11/10/06		—	—	—	2,633	—	—	112,482
	11/10/06		—	—	—	—	10,278	42.72	103,774
	5/11/07		—	—	—	—	7,131	38.91	64,619
Maureen T. Mullarkey	N/A	(2)	—	750,000	900,000	—	—	—	—
	N/A	(3)	—	55,579	—	—	—	—	—
	11/10/06		—	—	—	7,022	—	—	299,980
	11/10/06		—	—	—	—	41,114	42.72	415,121

(1)	The amounts reported in column (j) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of IGT’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in column (j), please see footnote (2) to the Summary Compensation Table.

(2)	These entries report the target and maximum amounts for each Named Executive Officer’s fiscal 2007 non-equity annual incentive award as described in the “Compensation Discussion and Analysis” above. There are no threshold amounts for these awards.

(3)	These entries report the target amount of each Named Executive Officer’s fiscal 2007 non-equity bonus opportunity under our Cash Sharing Program as described in the “Compensation Discussion and Analysis” above. Pursuant to SEC rules, these target amounts reflect the amounts actually paid under the program for fiscal 2006. There are no threshold or maximum amounts for these awards.

Description of Plan-Based Awards

The material terms of each of the “Non-Equity Incentive Plan Awards” reported in the Grants of Plan-Based Awards Table are described in the “Compensation Discussion and Analysis” above.

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the SIP. The SIP is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value. Under the terms of the SIP, if there is a change in control of IGT, outstanding awards granted under the plan (including awards granted to the Named Executive Officers) will generally become fully vested and, in the case of options, exercisable upon the occurrence of the transaction. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled, subject to any provision made by the board of directors or Compensation Committee for the options to be assumed or to otherwise continue following the transaction.

Options

Each option reported in Column (h) of the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the SIP and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our Named Executive Officers in fiscal 2007 is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date, provided that the executive continues to be employed with us through the vesting date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2007 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. If the Named Executive Officer is terminated by us for cause, the option (whether or not vested) will immediately terminate.

The options granted to Named Executive Officers during fiscal 2007 do not include any dividend rights.

Restricted Stock

Column (g) of the table above reports awards of restricted stock granted to our Named Executive Officers for fiscal 2007. Awards of restricted stock granted to our Named Executive Officers for fiscal 2007 are subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date, provided that the executive continues to be employed with us through the vesting date. Prior to the time the shares become vested, the Named Executive Officer generally does not have the right to dispose of the restricted shares, but does have the right to vote and receive dividends (if any) paid by IGT in respect of the restricted shares.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table presents information regarding the outstanding equity awards held by each of the Named Executive Officers as of September 30, 2007, including the vesting dates for the portions of these awards that had not vested as of that date.

Option Awards

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option
		Options	Options		Exercise	Option
	Option	(#)	(#)		Price	Expiration
Name	Grant Date	Exercisable	Unexercisable		($)	Date
(a)	(b)	(c)	(d)		(e)	(f)
Thomas J. Matthews	12/30/01	1,400,000	—		17.50	12/30/11
	10/27/03	600,000	—		31.57	10/27/13
	11/10/06	—	290,537	(2)	42.72	11/10/16
Stephen Morro	3/23/01	40,000	—		11.61	3/23/11
	12/31/02	24,000	8,000	(3)	18.98	12/31/12
	12/31/03	9,000	6,000	(4)	35.70	12/31/13
	6/14/04	72,000	48,000	(5)	36.75	6/14/14
	12/31/04	6,000	9,000	(6)	34.38	12/31/14
	3/1/05	112,000	168,000	(7)	30.19	3/1/15
	11/10/06	—	54,818	(2)	42.72	11/10/16
David D. Johnson	11/3/03	—	32,000	(8)	33.06	11/3/13
	12/1/03	24,000	48,000	(9)	35.10	12/1/13
	12/31/04	9,000	27,000	(6)	34.38	12/31/14
	3/1/05	—	120,000	(7)	30.19	3/1/15
	11/10/06	—	27,409	(2)	42.72	11/10/16
Richard Pennington	12/31/01	10,000	—		17.08	12/31/11
	12/31/02	9,600	9,600	(3)	18.98	12/31/12
	3/3/03	40,000	40,000	(10)	19.46	3/3/13
	12/31/03	36,000	24,000	(4)	35.70	12/31/13
	3/1/04	60,000	40,000	(11)	41.59	3/1/14
	12/31/04	18,000	27,000	(6)	34.38	12/31/14
	11/10/06	—	27,409	(2)	42.72	11/10/16
Daniel R. Siciliano	12/31/02	—	2,000	(3)	18.98	12/31/12
	12/31/03	12,000	8,000	(4)	35.70	12/31/13
	9/27/04	16,000	32,000	(12)	33.40	9/27/14
	12/31/04	6,000	9,000	(6)	34.38	12/31/14
	11/10/06	—	10,278	(2)	42.72	11/10/16
	5/11/07	—	7,131	(13)	38.91	5/11/17
Maureen T. Mullarkey	1/22/03	128,510	120,000	(14)	19.10	1/22/13
	12/31/03	36,000	24,000	(4)	35.70	12/31/13
	3/1/04	60,000	40,000	(11)	41.59	3/1/14
	12/31/04	18,000	27,000	(6)	34.38	12/31/14
	11/10/06	—	41,114	(2)	42.72	11/10/16

Stock Awards

Equity Incentive
Market	Equity Incentive	Plan Awards:
Number	Value of	Plan Awards:	Market or Payout
of Shares	Shares or	Number of	Value of
or Units of	Units of	Unearned Shares,	Unearned
Stock That	Stock That	Units or Other	Shares, Units or
Have Not	Have Not	Rights That Have	Other Rights That
Award	Vested	Vested	Not Vested	Have Not Vested
Name	Grant Date	(#)	($) (1)	(#)	($) (1)
(h)	(i)	(j)	(k)	(l)
Thomas J. Matthews	9/29/06	71,500	(15)	3,081,650	107,300	(16)	4,624,630
11/10/06	49,625	(2)	2,138,838	—	—
Stephen Morro	12/31/2003	280	(4)	12,068	—	—
11/12/2004	400	(17)	17,240	—	—
1/11/2006	4,800	(18)	206,880	—	—
4/11/2006	22,346	(19)	963,113	—	—
11/10/06	9,363	(2)	403,545	—	—
David D. Johnson	12/31/2003	600	(4)	25,860	—	—
11/12/2004	1,400	(17)	60,340	—	—
1/11/2006	4,400	(18)	189,640	—	—
4/11/2006	11,172	(19)	481,513	—	—
11/10/06	4,682	(2)	201,794	—	—
Richard Pennington	12/31/2003	600	(4)	25,860	—	—
11/12/2004	1,400	(17)	60,340	—	—
1/11/2006	4,000	(18)	172,400	—	—
4/11/2006	11,172	(19)	481,513	—	—
11/10/06	4,682	(2)	201,794	—	—
Daniel R. Siciliano	12/31/2003	280	(4)	12,068	—	—
11/12/2004	525	(17)	22,628	—	—
1/11/2006	1,600	(18)	68,960	—	—
4/11/2006	6,400	(19)	275,840	—	—
11/10/06	2,633	(2)	113,482	—	—
Maureen T. Mullarkey	12/31/2003	600	(4)	25,860	—	—
11/12/2004	1,400	(17)	60,340	—	—
1/11/2006	4,400	(18)	189,640	—	—
4/11/2006	16,760	(19)	722,356	—	—
11/10/2006	7,022	(2)	302,648	—	—

(1)	The dollar amounts shown in Columns (j) and (l) are determined by multiplying (x) the number of shares or units reported in Columns (i) and (k), respectively, by (y) 43.10 (the closing price of our common stock on September 28, 2007, the last trading day of fiscal 2007).

(2)	The unvested portions of these awards are scheduled to vest in four installments on November 10, 2007, November 10, 2008, November 10, 2009 and November 10, 2010.

(3)	The unvested portions of these awards are scheduled to vest in one installment on December 31, 2007.

(4)	The unvested portions of these awards are scheduled to vest in two installments on December 31, 2007 and December 31, 2008.

(5)	The unvested portion of this award is scheduled to vest in two installments on June 14, 2008 and June 14, 2009.

(6)	The unvested portions of these awards are scheduled to vest in three installments on December 31, 2007, December 31, 2008 and December 31, 2009.

(7)	The unvested portions of these awards are scheduled to vest in three installments on March 1, 2008, March 1, 2009 and March 1, 2010.

(8)	The unvested portion of this award is scheduled to vest in two installments on November 3, 2007 and November 3, 2008.

(9)	The unvested portion of this award is scheduled to vest in two installments on December 1, 2007 and December 1, 2008.

(10)	The unvested portion of this award is scheduled to vest in one installment on March 3, 2008.

(11)	The unvested portions of these awards are scheduled to vest in two installments on March 1, 2008 and March 1, 2009.

(12)	The unvested portion of this award is scheduled to vest in two installments on September 27, 2008 and September 27, 2009.

(13)	The unvested portion of this award is scheduled to vest in four installments on May 11, 2008, May 11, 2009, May 11, 2010 and May 11, 2011.

(14)	The unvested portion of this award is scheduled to vest in one installment on January 22, 2008.

(15)	The unvested portion of this award is scheduled to vest with respect to 14,300 shares on November 9, 2007, 21,450 shares on November 14, 2008 and 35,750 shares on November 13, 2009.

(16)	The vesting of the shares subject to this award is determined based on the compound annual growth rate of IGT’s earnings per share during each fiscal year covered by the award. For each of fiscal 2008, fiscal 2009, fiscal 2010 and fiscal 2011, the unvested portion of this award is eligible to vest with respect to 21,460 shares, plus up to 50% of the cumulative unvested shares subject to the award as of the beginning of the applicable fiscal year.

(17)	The unvested portions of these awards are scheduled to vest in two installments on November 12, 2007 and November 12, 2008.

(18)	The unvested portions of these awards are scheduled to vest in four installments on December 2, 2007, December 2, 2008, December 2, 2009 and December 2, 2010.

(19)	The unvested portions of these awards are scheduled to vest in four installments on April 25, 2008, April 25, 2009, April 25, 2010 and April 25, 2011.

Option Exercises and Stock Vested - Fiscal 2007

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2007, and on the vesting during fiscal 2007 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (1)
(a)	(b)	(c)	(d)	(e)
Thomas J. Matthews	—	—	—	—
Stephen Morro	—	—	7,127	286,738
David D. Johnson	56,000	514,730	4,894	200,958
Richard Pennington	104,640	2,436,009	4,794	196,583
Daniel R. Siciliano	38,000	466,020	2,402	97,698
Maureen T. Mullarkey	401,490	7,883,863	6,290	255,821

(1)	The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation - Fiscal 2007

The following table presents information regarding the contributions to and earnings on the Named Executive Officers’ balances under our nonqualified defined contribution plans during fiscal 2007 and the total deferred amounts for the Named Executive Officers as of September 30, 2007.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($) (1)	($) (2)	($)	($) (3)
(a)	(b)	(c)	(d)	(e)	(f)
Thomas J. Matthews	—	54,779	30,951	—	279,808
Stephen Morro	—	25,907	5,843	—	54,371
David D. Johnson	—	23,955	1,651	—	42,892
Richard Pennington	—	15,957	911	—	24,569
Daniel R. Siciliano	—	—	12,545	34,095	78,194
Maureen T. Mullarkey	—	26,882	66,297	—	355,273

(1)	All of the amounts reported as IGT contributions in Column (c) above are also included as compensation for each Named Executive Officer in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	The earnings on deferred compensation included in Column (d) above are not included as compensation for the Named Executive Officers in the current or prior years’ Summary Compensation Table in accordance with SEC rules as these earnings are not considered to be at above-market rates.

(3)	Contributions made by the Named Executive Officers and the registrant were disclosed in the Summary Compensation Table in prior years’ proxy statements.

Nonqualified Deferred Compensation Plan

Under our Deferred Compensation Plan, the Named Executive Officers and other key employees generally may elect to receive a portion of their compensation reported in the Summary Compensation Table above on a deferred basis. Under the plan, each participant may elect to defer up to 50% of his or her base salary, discretionary cash bonuses, bonuses awarded under our cash sharing program and any commissions he or she may earn. IGT also makes a contribution to participants’ accounts under the plan equal to the difference between the amount of the employer matching contribution the participant would have received under IGT’s 401(k) plan but for the participant’s deferral under the Deferred Compensation Plan and the amount of the employer matching contribution the participant actually received under the 401(k) plan. In addition, IGT may make discretionary contributions each year to participants’ accounts under the Deferred Compensation Plan. Participants become vested in any contributions by IGT that are credited to their accounts under the Deferred Compensation Plan (and earnings on those contributions) after completing seven years of service, or upon death or a change in control of IGT.

Participants in the Deferred Compensation Plan may elect among the investment funds offered under the plan for purposes of determining the earnings on their plan accounts. Subject to applicable tax laws, amounts deferred under the plan are generally distributed on termination of the participant’s employment, although participants may elect an earlier distribution date. Distributions are generally paid in a lump sum, but participants who terminate employment after age 55 may receive payment in annual installments if they so elect at the time they commence participating in the plan.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with IGT and/or a change in control of IGT. As noted above, outstanding equity-based awards held by our Named Executive Officers may be subject to accelerated vesting in connection with a change in control of IGT under the terms of our SIP or, in the case of outstanding awards granted prior to September 22, 2002, may be subject to accelerated vesting in connection with a change in control of IGT under our 1993 Stock Option Plan (the “1993 Plan”).

Thomas J. Matthews

Cash Severance. Mr. Matthews’ employment agreement, described above under “Employment Agreements - Salary and Bonus Payments,” provides for certain benefits to be paid to Mr. Matthews in connection with a termination of his employment with IGT under certain circumstances. If Mr. Matthews’ employment is terminated during the employment term either by IGT without cause (as defined in the employment agreement), or by Mr. Matthews for any reason following a change in control (as defined in the employment agreement) of IGT, or due to Mr. Matthews’ death or disability, Mr. Matthews will be entitled to a severance benefit equal to two times his base salary (at the highest annualized rate in effect at any time during the employment term), payable in monthly installments over the two-year period following his termination. In addition, if Mr. Matthews’ employment is terminated during the employment term either by IGT without cause or by Mr. Matthews for any reason following a change in control of IGT, Mr. Matthews will be entitled to a lump sum payment of a pro-rata portion of his bonus under our Management Bonus Plan for the year of the termination. IGT’s obligation to make these severance payments is contingent on Mr. Matthews’ executing a release of claims in favor of IGT at the time of his termination and on his compliance with his covenant not to compete with IGT during the two-year period following termination as described below.

Equity Awards. If, at any time following a change in control of IGT, Mr. Matthews’ employment is terminated by IGT without cause or by Mr. Matthews for good reason, the restricted stock unit and performance stock unit awards granted to him on September 29, 2006, to the extent then outstanding and unvested, would become fully vested. (For these purposes, the terms “cause” and “change in control” are used as defined in Mr. Matthews’ employment agreement, and the term “good reason” is used as defined in the applicable award agreement.) If Mr. Matthews’ employment terminates due to his death or disability, the restricted stock unit award granted September 29, 2006 would become fully vested, and the performance stock unit awards granted on that date will vest on a prorated basis for the year in which the termination occurs. (See the table above under “Outstanding Equity Awards at 2007 Fiscal Year-End” for more information on these awards.) In addition, outstanding equity-based awards held by Mr. Matthews may also be subject to accelerated vesting in connection with a change in control of IGT under the terms of our SIP and 1993 Plan as noted above.

Restrictive Covenants. Pursuant to Mr. Matthews’ employment agreement, he has agreed not to disclose any confidential information of IGT at any time during or after his employment with IGT. Mr. Matthews has also agreed that during and for a two-year period after his employment with IGT, he will not engage in competition with IGT in any manner. In addition, Mr. Matthews has agreed that, for a period of two years following a termination of his employment with IGT, he will not solicit any IGT employee who earns $75,000 or more annually or any person or entity who was a customer, supplier or contractor of IGT within the preceding 12-month period.

Maureen T. Mullarkey

As noted above, on February 21, 2007, we entered into an agreement with Ms. Mullarkey which provides for her retirement in January 2008 upon the expiration of the term of her employment agreement with us. Prior to her retirement, Ms. Mullarkey generally continues to be covered by her employment agreement with us. If Ms. Mullarkey’s employment is terminated during the employment term either by IGT without cause (as defined in the employment agreement) or by Ms. Mullarkey for any reason following a change in control (as defined in the employment agreement) of IGT, Ms. Mullarkey will be entitled to a lump sum severance payment equal to one times her base salary (at the rate in effect at the time of her termination).

In addition, IGT will also pay the cost of the premiums to continue health coverage for Ms. Mullarkey and her dependents for up to one year following her termination. In the event her employment terminates due to her death, Ms. Mullarkey’s estate would be entitled to a lump sum payment equal to one times her base salary.

Ms. Mullarkey will not be entitled to any severance payments or other benefits upon her retirement from employment with IGT in January 2008. Pursuant to her employment agreement, she has agreed not to disclose any confidential information of IGT at any time during or after her employment with IGT. In addition, Ms. Mullarkey has agreed that, for a period of one year following the termination of her employment with IGT, she will not solicit any IGT employee or any person or entity who was a customer, supplier or contractor of IGT within the preceding 12-month period.

IGT does not maintain severance or change in control arrangements covering any of the other Named Executive Officers.

Quantification of Severance/Change in Control Benefits

Severance Benefits. The following chart presents IGT’s estimate of the amount of the benefits to which Mr. Matthews and Ms. Mullarkey would have been entitled had his or her employment terminated under the circumstances described above on September 30, 2007:

	Cash		Continued Health
Name	Severance ($)		Benefits ($)
Thomas J. Matthews	1,600,000	(1)	—
Maureen T. Mullarkey	500,000	(2)	5,710 (2)

(1)	As described above, Mr. Matthews would be entitled to this payment under his employment agreement if his employment were terminated by IGT without cause, by him for any reason following a change in control of IGT, or as a result of his death or disability. Mr. Matthews would be entitled to the full amount of his bonus for fiscal 2007 if he were employed by us through September 30, 2007, so the pro-rata bonus provision in his employment agreement described above would not apply.

(2)	As described above, Ms. Mullarkey would be entitled to these payments under her employment agreement if her employment were terminated by IGT without cause or by her for any reason following a change in control of IGT. Her estate would also be entitled to the cash severance payment if her employment with IGT terminated as a result of her death.

Change in Control Benefits. As described above, the vesting of outstanding equity awards held by our Named Executive Officers may accelerate in connection with a change in control of IGT. The following chart presents the value of the outstanding and unvested equity awards held by each of our Named Executive Officers on September 30, 2007:

Equity
Acceleration (1)
Name	($)
Thomas J. Matthews	9,955,522
Stephen Morro	4,413,197
Richard Pennington	2,602,914
David D. Johnson	3,459,482
Daniel R. Siciliano	1,023,083
Maureen T. Mullarkey	4,669,907

(1)	For options, this value is calculated by multiplying the amount (if any) by which the closing price of IGT’s common stock on the last trading day of the fiscal year exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock awards, this value is calculated by multiplying the closing price of IGT’s common stock on the last trading day of the fiscal year by the number of shares subject to the accelerated portion of the award. For purposes of this calculation, we have assumed full acceleration of all outstanding and unvested equity awards held by each of our Named Executive Officers as of September 30, 2007.

PROPOSAL 2 – APPROVAL OF AMENDMENTS TO THE INTERNATIONAL GAME TECHNOLOGY
2002 STOCK INCENTIVE PLAN

At the annual meeting, shareholders will be asked to approve the following amendments to our 2002 Stock Incentive Plan (the “SIP”), which were adopted by our board of directors, subject to shareholder approval, on December 17, 2007:

  Increase in Aggregate Share Limit. The SIP currently limits the number of shares of our common stock that may be delivered pursuant to all awards granted under the SIP (other than awards granted to our Non-Employee Directors) to 32,800,000 shares and the number of shares of our common stock that may be delivered pursuant to awards granted under the SIP to our Non-Employee Directors to 1,200,000 shares. The proposed amendments would combine these two limits and increase the combined limit by an additional 9,000,000 shares so that the new aggregate share limit for the SIP would be 43,000,000 shares. The proposed amendments would also increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the SIP to 43,000,000 shares.
  Changes to Non-Employee Director Program. The proposed amendments would reduce the number of shares of our common stock subject to annual grants of stock options to continuing Non-Employee Directors from 24,000 shares to 11,000 shares and would reduce the number of shares subject to stock options granted to newly elected or appointed Non-Employee Directors from 40,000 shares to 20,000 shares. In addition, continuing Non-Employee Directors would be granted 2,750 shares of restricted stock each year, and newly elected Non-Employee Directors would be granted 5,000 restricted shares. The proposed amendments would also give the Company the flexibility to make discretionary grants under the SIP to Non-Employee Directors.
  Extension of Plan Term and Performance-Based Award Feature. The proposed amendments would extend the term of the SIP to December 17, 2013. In addition, one element of the SIP is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code. These awards are referred to as “Performance-Based Awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the SIP which may also qualify as performance-based compensation for Section 162(m) purposes. If shareholders approve this SIP proposal, the Performance-Based Award feature of the SIP will be extended through the first annual meeting of our shareholders that occurs in 2013 (this expiration time is earlier than the general expiration date of the SIP and is required under applicable tax rules). (See “Operation of the SIP – Performance-Based Awards” below.)

As of December 31, 2007, a total of 15,494,004 shares of our common stock were then subject to outstanding awards granted under the SIP, and an additional 9,408,439 shares of our common stock were then available for new award grants under the SIP.

Our board of directors approved the foregoing amendments based, in part, on a belief that the number of shares of our common stock currently available under the SIP does not give us sufficient authority and flexibility to adequately provide for future incentives. In addition, our board of directors believes that the Company should have flexibility under the SIP to compensate directors with an appropriate combination of stock options and full-value awards such as restricted stock grants. Our board of directors believes that these amendments would give us greater flexibility to structure future incentives and better attract, retain and reward key employees.

If shareholders do not approve this proposal, the current share limits under, and other terms and conditions of, the SIP will continue in effect.

Operation of the SIP

The principal terms of the SIP are summarized below. The following summary is qualified in its entirety by the full text of the SIP, which has been filed as an exhibit to the copy of this proxy statement that was filed electronically with the SEC and can be reviewed on the SEC’s website at http://www.sec.gov. You may also obtain, free of charge, a copy of the SIP by writing to the Corporate Secretary, International Game Technology, 9295 Prototype Drive, Reno, Nevada 89521.

Awards. The SIP authorizes stock options, restricted stock awards, stock bonuses, stock appreciation rights, and performance-based awards (payable in cash or stock). The SIP retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Generally, an option or other right to acquire stock will expire, or other award will vest, not more than 10 years after the date of grant.

Administration. The Compensation Committee of the board of directors will administer the SIP. However, the board of directors may assume the administration of the SIP or appoint one or more other committees of directors to administer the SIP. The appropriate acting body is referred to as the “Committee.”

Subject to the express terms and conditions of the SIP, the Committee (1) will determine the number of shares that are to be subject to awards and the terms and conditions of such awards, including the price (if any) to be paid for the shares or the award, (2) may permit the recipient of any award to pay the purchase price of shares of common stock or the award in cash or by check, the delivery of previously owned shares of common stock, a promissory note that satisfies the terms of the SIP, or a cashless exercise, (3) may accelerate the receipt or vesting of benefits pursuant to an award, (4) may designate in each award the effect of a termination of service or employment, and (5) may make adjustments to an outstanding award and authorize the conversion, succession or substitution of an award; in each case subject to the express terms and conditions of the SIP.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option or stock appreciation right award under the SIP (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Eligibility. Persons eligible to receive awards under the SIP include officers (whether or not directors) or key executive, administrative, managerial, production, marketing or sales employees of the Company and our subsidiaries. If shareholders approve this proposal, Non-Employee Directors would also be eligible to receive discretionary award grants under the SIP in addition to automatic grants made under the non-employee director grant program described below.

As of December 31, 2007, approximately 1,142 officers and employees of the Company and our subsidiaries (including all of the Named Executive Officers) and six non-employee members of the board of directors were considered eligible under the SIP, subject to the power of the Committee to determine eligible persons to whom awards will be granted.

Share Limits. The SIP provides for a limit on the aggregate number of shares of common stock that may be issued or delivered pursuant to awards granted to employees under the SIP. This aggregate share limit is currently 34,000,000 shares (32,800,000 shares with respect to awards other than awards granted to Non-Employee Directors and 1,200,000 shares with respect to awards granted to Non-Employee Directors). If shareholders approve this proposal, this aggregate share limit would be increased by an additional 9,000,000 shares so that the new aggregate share limit for the SIP would be 43,000,000 shares, and the sub-limits on the number of shares that may be subject to awards granted to individuals other than Non-Employee Directors and the number of shares that may be subject to awards granted to Non-Employee Directors would be eliminated.

Shares issued in respect of any “full-value award” granted under the SIP are counted against the share limit described in the preceding paragraph as four shares for every one share actually issued in connection with the award. For example, if a stock bonus of 100 shares of our common stock was granted under the SIP, 400 shares would be charged against the share limit with respect to that stock bonus award. For this purpose, a “full-value award” generally means any award granted under the SIP other than shares delivered pursuant to option or stock appreciation right grants the per share exercise or base price, as applicable, of which is at least equal to the fair market value of a share of our common stock at the time of grant of the award.

As is customary in incentive plans of this nature, the number and kind of shares available under the SIP and the then outstanding stock-based awards, as well as exercise or purchase prices, performance targets under selected performance-based awards and share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar events, or extraordinary dividends or distributions of property to the shareholders.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the SIP. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the SIP. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the SIP will again be available for subsequent awards under the SIP. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the SIP, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the SIP. In addition, the SIP generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the SIP. The Company may not increase the applicable share limits of the SIP by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

The SIP will not limit the authority of the board of directors or the Committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other SIP or authority.

Stock Options. An option is the right to purchase common stock at a future date at a specified price (the “exercise price”). The per share exercise price of an option granted under the SIP may not be less than the fair market value of a share of common stock on the date of grant of the award. We may grant nonqualified and incentive stock options under the SIP. Incentive stock options are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the SIP.

Stock Appreciation Rights. A stock appreciation right is the right to receive a payment based on the appreciation in the fair market value of the common stock from the date of grant to the date of exercise. As determined by the Committee, the payment may be paid in cash, in shares of common stock or a combination thereof.

Restricted Stock Awards. A restricted stock award is an award of a fixed number of shares of common stock subject to restrictions. The Committee specifies the price, if any, the participant must pay for the shares and the restrictions (which may include, for example, continued service only and/or performance standards) imposed on the shares.

Stock Bonuses. The Committee may grant a stock bonus to any eligible employee to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on the shares) as determined from time to time by the Committee. The number of shares so awarded will be determined by the Committee and may be granted independently or in lieu of a cash bonus.

Performance-Based Awards. The Committee may grant to key employees of the Company and our subsidiaries “Performance-Based Awards” designed to satisfy the requirements for deducibility under Section 162(m) of the Internal Revenue Code. These Performance-Based Awards are in addition to options or stock appreciation rights which may also qualify as performance-based awards for Section 162(m) purposes.

Performance-Based Awards are earned and payable only if performance reaches specific, pre-established performance goals related to one or more business criteria approved by the Committee. The performance goals must be approved by the Committee in advance of applicable deadlines under the Internal Revenue Code and while the performance relating to the goals remains substantially uncertain. The performance goals may be established based on one or a combination of the following business criteria: earnings per share, cash flow, total shareholder return, revenue growth, operating income (before or after giving effect to expenses for bonuses and other incentives, impairment charges related to goodwill and other intangible assets, and/or charges related to natural disasters and related insurance recoveries), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination of these criteria. The business criteria may be applied based on the performance of the Company and/or one or more of our subsidiaries, divisions, segments, or units. The performance measurement period with respect to an award may be from three months to ten years. Performance goals may be adjusted to reflect certain changes, including reorganizations, liquidations and capitalization and accounting changes, to the extent permitted by Section 162(m) of the Internal Revenue Code.

Performance-Based Awards may be stock-based (payable in stock only or in cash or stock) or may be cash-only awards. Before any Performance-Based Award is paid, the Committee must certify that the performance goals have been satisfied. The Committee will have discretion to determine the performance goals and restrictions or other limitations of the individual awards and may reserve “negative” discretion to reduce payments below maximum award limits. The maximum number of shares of common stock which may be delivered pursuant to all awards that are granted as Performance-Based Awards (other than options and stock appreciation rights) to any participant under the SIP in any fiscal year may not exceed 4,000,000 shares (subject to adjustment). The annual aggregate amount of compensation that may be paid to any participant in respect of cash-based Performance-Based Awards granted to any participant under the SIP in any fiscal year may not exceed $3,000,000.

Non-Employee Director Grant Program. Currently, the SIP provides that when a person (other than an employee of the Company or one of our subsidiaries) is first elected to the board of directors after shareholder approval of the SIP, he or she will receive a stock option under the SIP to acquire 40,000 shares of common stock. The SIP also currently provides that each non-employee member of the board of directors who is re-elected to office will receive a stock option under the SIP to acquire 24,000 shares of common stock. If shareholders approve this plan proposal, the number of shares subject to initial option grants and subsequent option grants will be reduced to 20,000 shares and 11,000 shares, respectively. In addition, Non-Employee Directors will receive a grant of 5,000 restricted shares of our common stock upon their election to the board, and Non-Employee Directors that are re-elected to office will receive a grant of 2,750 shares of restricted stock. The SIP provides that the board of directors may prospectively amend the types of awards and number of shares subject to future awards granted to Non-Employee Directors under this grant program at any time.

The purchase price per share of common stock covered by each option granted under the non-employee director grant program will be the fair market value of our common stock on the date the option is granted. Options granted under this program will generally expire on the tenth anniversary of the date of grant. Initial grants of options and restricted stock awards to Non-Employee Directors elected to the board of directors will generally vest in three annual installments, and grants of options and restricted stock awards to Non-Employee Directors upon their re-election to office will generally vest in full on the first anniversary of the grant date. These awards are subject to accelerated vesting if the director’s service on the board terminates due to the director’s death, disability or retirement. Upon the occurrence of a Change in Control Event (as defined below), each option and restricted stock award granted under the non-employee director grant program will generally become fully vested.

Deferrals. The SIP authorizes the Committee to permit the deferred payment of awards. The Committee may determine the form and timing of payment, vesting, and other terms applicable to deferrals.

Transferability Restrictions. Participants generally may not transfer SIP awards or subject them in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The Committee may, however, permit selected persons or entities related to a participant to exercise awards for estate and/or tax planning purposes.

Acceleration of Awards; Possible Early Termination of Awards. Unless before a Change in Control Event the Committee determines that, upon its occurrence, benefits will not be accelerated, then generally upon the Change in Control Event each option and stock appreciation right will become immediately exercisable, restricted stock will vest, and performance-based awards will become payable. A “Change in Control Event” under the SIP generally includes (subject to identified exceptions) selected changes in a majority of the board of directors, the dissolution or liquidation of the Company, certain mergers, consolidations or reorganizations in which shareholders before the transaction do not continue to own more than 50% of the company following the transaction, a sale of all or substantially all of our business and/or assets, or the acquisition, directly or indirectly, of shares amounting to more than 50% of combined outstanding shares by any person.

Termination of or Changes to the SIP. The board of directors may amend or terminate the SIP at any time and in any manner. Shareholder approval for an amendment will generally not be obtained unless required by applicable law or deemed necessary or advisable by the board of directors. Unless terminated earlier by the board of directors, the SIP will terminate on December 3, 2011. If shareholders approve the SIP proposal, this termination date will be extended to December 17, 2013. Outstanding awards generally may be amended, subject to the consent of the holder if the amendment materially and adversely affects the holder.

Securities Underlying Awards. The market value of a share of our common stock as of the close of trading on December 31, 2007 was $43.93.

Federal Income Tax Consequences

The federal income tax consequences of the SIP under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the SIP. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, we are generally not entitled to a similar deduction nor does the optionee recognize income either upon the grant of the option or at the time the option is exercised. The current federal income tax consequences of other awards authorized under the SIP generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the stock over the purchase price only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); performance-based awards generally are subject to tax at the time of payment; and unconditional stock bonuses are generally subject to tax measured by the value of the payment received; in each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

If the vesting or payment of an award accelerates under the SIP in connection with a change in control, we may not be permitted to deduct the portion of the compensation attributable to the acceleration. Furthermore, if the compensation attributable to awards is not “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code, we may not be permitted to deduct this compensation in some circumstances.

Specific Benefits

The Compensation Committee has approved, subject to shareholder approval of the SIP proposal, performance-based bonus awards for fiscal 2008 under the SIP that are payable in cash and intended to satisfy the requirements for tax deductibility under Section 162(m) of the Internal Revenue Code as described above in the “Compensation Discussion and Analysis” under “Subsequent Committee Actions.” The recipients of the awards are Thomas J. Matthews, Stephen Morro, David D. Johnson and Richard Pennington. The bonuses for these executives will be funded from a pool equal to two percent of IGT’s operating income for fiscal 2008 (before giving effect to expenses for bonuses and other incentives, impairment charges related to goodwill and other intangible assets, and charges related to natural disasters and related insurance recoveries), with the pool being allocated as follows: Mr. Matthews (38%), Mr. Morro (22%), Mr. Johnson (14%) and Mr. Pennington (11%). If IGT appoints a new Chief Financial Officer during fiscal 2008, it is expected that some or all of the remaining amount will be allocated to that individual. The Compensation Committee will retain discretion to reduce, but not increase, the amount of the bonus payable pursuant to each executive’s award based on individual and IGT performance during fiscal 2008.

In addition, if shareholders approve the SIP proposal, the number of stock options and restricted shares that will be allocated, based on the following assumptions, to IGT’s six Non-Employee Directors as a group pursuant to the formulaic annual award grants is 396,000 (11,000 x 6 x 6) stock options and 99,000 (2,750 x 6 x 6) restricted shares. This represents the aggregate number of shares that would be subject to the annual grants to Non-Employee Directors under the SIP for calendar years 2008 through 2013 (the six remaining years in the term of the plan if shareholders approve the SIP proposal), assuming, among other future variables, that there are no new eligible directors, there continue to be six eligible directors seated and there are no changes to the types of annual awards and the number of shares subject to each annual award (11,000 stock options and 2,750 restricted shares) granted under the SIP. The actual number of shares that will be subject to stock options and restricted stock awards for initial one-time grants to new directors under the SIP and the number of other awards to any of the foregoing persons or groups is not determinable.

Except as noted above, the Committee has not approved any awards under the SIP that are conditioned upon shareholder approval of the proposed amendments. If the additional shares that will be available under the SIP if shareholders approve the proposed amendments had been available for award purposes in fiscal 2007, the Company expects that its award grants for fiscal 2007 would not have been substantially different from those actually made under the SIP.

The grant of additional stock-based awards under the SIP in the future and the nature of any such awards are subject to the discretion of the Committee (or, in the case of awards to Non-Employee Directors, the board of directors or its delegate). Accordingly, the number, amount and type of discretionary awards to be received by or allocated to eligible employees and directors under the SIP as a result of the proposed amendments in the future cannot be determined. We are not currently considering any specific additional awards under the SIP.

Aggregate Past Grants Under the SIP

As of December 31, 2007, awards covering 20,537,439 shares of our common stock had been granted under the SIP. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock vesting prior to and option and unvested restricted stock holdings as of that date.

	STOCK OPTIONS				RESTRICTED STOCK
					Number		Number
	Number				of Shares		of Shares
	of Shares	Number			Subject	Number	Outstanding
	Subject	of Shares	Number of Shares		to Past	of Shares	and
	to Past	Acquired	Underlying Options		Restricted	Vested	Unvested
	Option	On	as of 12/31/07		Stock	as of	as of
Name and Position	Grants	Exercise	Exercisable	Unexercisable	Grants	12/31/07	12/31/07
Executive Group:
Thomas J. Matthews	890,537	—	672,635	217,902	302,625	114,601	188,024
Chairman of the Board,
President and
Chief Executive Officer
Stephen Morro	524,818	8,000	250,705	266,113	44,796	11,488	33,308
Chief Operating Officer
David D. Johnson	472,409	185,000	88,853	198,556	28,448	9,465	18,983
Executive Vice President,
General Counsel
and Secretary
Richard Pennington	480,409	148,800	201,053	130,556	27,948	9,265	18,683
Executive Vice President,
Corporate Strategy
Daniel R. Siciliano	142,409	40,000	45,570	56,839	14,838	4,407	9,976
Interim Principal
Financial Officer,
Chief Accounting
Officer and Treasurer
Maureen T. Mullarkey	846,114	516,000	109,279	220,835	37,772	11,446	26,326
Former Executive
Vice President, Chief
Financial Officer and
Treasurer
Robert A. Bittman	122,409	—	73,853	48,556	27,948	9,265	18,683
Executive Vice
President, Product
Strategy and Director
Total for Executive Group:	3,479,105	897,800	1,441,948	1,139,357	483,920	169,937	313,983
Non-Executive Director Group:
Richard R. Burt	120,000	24,000	48,000	48,000	—	—	—
Patti S. Hart	64,000	—	13,334	50,666	—	—	—
Leslie S. Heisz	136,000	—	88,000	48,000	—	—	—
Robert A. Mathewson	136,000	—	88,000	48,000	—	—	—
Robert Miller	120,000	—	72,000	48,000	—	—	—
Frederick B. Rentschler	120,000	32,000	40,000	48,000	—	—	—
Total for Non-Executive	696,000	56,000	349,334	290,666	—	—	—
Director Group:
Each other person who	—	—	—	—	—	—	—
has received 5% or
more of the options,
warrants or rights
under the SIP
All employees, including	14,128,152	3,230,463	5,218,424	5,679,265	1,750,262	689,235	1,061,027
all current officers
who are not
executive officers or
directors, as a group
Total	18,303,257	4,184,263	7,009,706	7,109,288	2,234,182	859,172	1,375,010

Messrs. Matthews and Bittman and each of the non-executive directors identified above is a nominee for re-election as a director at the 2008 annual meeting.

Equity Compensation Plan Information

The following table sets forth, for our compensation plans under which shares of our common stock are authorized for issuance other than our tax-qualified Profit Sharing (401(k)) Plan, the number of shares of our common stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future award grants as of September 30, 2007:

Number of shares of
IGT common stock
	Number of shares		remaining available
	of IGT common		for future issuance
	stock to be issued	Weighted-average	under equity
	upon exercise	exercise price	compensation plans
	of outstanding	of outstanding	(excluding shares
	options, warrants	options, warrants	reflected in the first
Plan Category	and rights	and rights	column)
Equity compensation plans
approved by shareholders	19,021,738	$27.60	12,250,243 (1)
Equity compensation plans not
approved by shareholders	64,945	$32.30	668,674 (2)
Total	19,086,683	$27.62	12,918,917

(1)	Of these shares, 9,484,531 were available for award grant purposes under the SIP and 2,765,712 were available under our Employee Stock Purchase Plan (the “ESPP”). Subject to certain express limits of the SIP, shares available for award purposes under the SIP generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our common stock or units of our common stock including, without limitation, stock bonuses, restricted stock, and performance shares. This table does not reflect the 9,000,000 additional shares that would be available under the SIP if shareholders approve the SIP proposal.

(2)	These shares were made available for purchase under the Barcrest Savings Related Share Option Scheme (ShareSave) established in January 1999. ShareSave is a broad-based employee stock purchase program available to certain of our employees in the UK. ShareSave was designed to satisfy certain tax requirements under applicable UK tax law. ShareSave is generally intended to replicate for our UK employees the same incentives that are made available to our US employees through the ESPP. Shareholder approval for ShareSave was not required.

Recommendation of IGT Board of Directors

Our board of directors believes that the approval of the proposed amendments to the SIP will promote the interests of the Company and our shareholders and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based on the attainment of corporate objectives and increases in shareholder value.

All members of our board of directors are eligible for awards under the SIP and thus have a personal interest in the approval of the proposed amendments.

Approval of the proposed amendments requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal and that the total votes cast on the proposal represent over 50% of all shares entitled to vote on the proposal. Abstentions will not be considered votes cast on the proposal but are counted as shares entitled to vote on the proposal. Broker non-votes will not be considered votes cast, or as shares entitled to vote, on the proposal, and therefore will not be counted for purposes of determining the outcome of the proposal.

Our board of directors recommends a vote FOR the proposed amendments to the SIP as described above.

      PROPOSAL 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (Deloitte) served as our independent registered public accounting firm for the year ended September 30, 2007 and has reported on our consolidated financial statements included in the annual report which accompanies this proxy statement. Our independent registered public accounting firm is appointed by our Audit Committee. The Audit Committee has reappointed Deloitte as our independent registered public accounting firm for the year ending September 30, 2008. In the event that our shareholders do not approve Deloitte as our independent registered public accounting firm, the selection of independent auditors will be reconsidered by the Audit Committee. A representative of Deloitte will be present at the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

Audit Committee Report

The Audit Committee assists the board of directors in overseeing the quality of IGT’s accounting, auditing and financial reporting practices in accordance with its written charter.

The Audit Committee consists of three members, each satisfying the applicable SEC and NYSE requirements for independence, financial literacy and experience for audit committee members. Management is responsible for the financial reporting process, preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to insure compliance with accounting standards and applicable laws and regulations. IGT’s independent auditors are responsible for auditing IGT’s financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures.

The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

During fiscal 2007, the Audit Committee held fourteen meetings. The Audit Committee met and held discussions with management, the internal auditors and the independent auditors, Deloitte. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors and the independent auditors. The Audit Committee discussed matters with Deloitte required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees, as amended.”

The Audit Committee reviewed and discussed the audited consolidated financial statements of IGT as of and for the year ended September 30, 2007 with management, the internal auditors and the independent auditors. The board of directors, including the Audit Committee, received an opinion of Deloitte as to the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met regularly with the internal and independent auditors, with and without management present, to discuss examination results, evaluations of IGT’s internal controls, and the overall quality of IGT’s accounting principles.

In addition, the Audit Committee obtained from Deloitte written documentation describing all relationships between Deloitte and IGT that might bear on Deloitte’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Audit Committee discussed with Deloitte any relationships that may have an impact on their objectivity and independence and is satisfied with Deloitte’s independence. The Audit Committee also considered whether Deloitte’s provision of other non-audit services to IGT is compatible with maintaining independence. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte for audit and non-audit services.

Based on the review and discussions mentioned above, subject to the limitations on our role and responsibility described above and in the Audit Committee Charter, the Audit Committee recommended to the board of directors that IGT’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the SEC. In addition, the Audit Committee has also selected Deloitte as IGT’s independent registered public accounting firm for the fiscal year ending September 30, 2008.

AUDIT COMMITTEE

Patti S. Hart, Chairman
Richard R. Burt
Leslie S. Heisz

Fees Paid to Independent Registered Public Accounting Firm

SEC rules effective May 2003 require the Audit Committee to pre-approve all services provided by our independent auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”). Our Audit Committee has concluded that the non-audit services provided by the Deloitte Entities are compatible with maintaining auditor independence. Aggregate fees for which we have been or expect to be billed for services rendered by the Deloitte Entities are presented below.

Years ended September 30,	2007	2006
(in millions)
Audit (1)	$3.0	$2.8
Audit related (2)	0.7	0.1
Tax (3)	1.3	1.0
Other	—	—
Total	$5.0	$3.9

(1)	Audit fees consist of services normally provided in connection with statutory and regulatory filings or engagements, including services that generally only the independent accountant can reasonably provide.

(2)	Audit-related fees are comprised of assurance and associated services traditionally performed by the independent accountant, specifically: attest services not required by statute or regulation; accounting consultation and audits in connection with mergers, acquisitions and divestitures; employee benefit plan audits; and consultation concerning financial accounting and reporting standards.

(3)	Tax fees include $0.3 million in fiscal 2007 and $0.2 million in fiscal 2006 for tax planning and advisory services, as well as tax preparation and compliance services.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves certain specific services in the defined categories of audit services, audit-related services, and tax services up to specified amounts, and sets requirements for specific case-by-case pre-approval of discrete projects, those which may have a material effect on our operations or services over certain amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditor or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC and also considers whether proposed services are compatible with the independence of the public accountants. All services included in the table of aggregate fees paid to the Deloitte Entities were pre-approved by the Audit Committee in accordance with its policy.

Recommendation of IGT Board of Directors

The ratification of the appointment of Deloitte as our independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal.

Our board of directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending September 30, 2008.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Proposals for Inclusion in Proxy Statement. Proposals of shareholders intended to be presented at our next annual meeting must be received by us by September 16, 2008 to be considered for inclusion in our proxy statement relating to that meeting. If we change the date of our next annual meeting by more than 30 days from the date of this year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for that next annual meeting, provided that you also meet the additional deadline for shareholder proposals required by our Bylaws and summarized below. You should also be aware that your proposal must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

Proposals to be Addressed at Meeting. Shareholders desiring to present a proposal at the next annual meeting but who do not desire to have the proposal included in the proxy materials distributed by us must deliver written notice of such proposal to us no earlier than 90 and no later than 60 days prior to the meeting. However, in the event that we give less then 70 days’ notice or prior public disclosure of the date of our next annual meeting, notice by a shareholder must be received by us no later than the close of business on the 10th day following the day on which the notice was mailed or the public disclosure was made, whichever occurs first. Shareholder proposals that do not meet the notice requirements set forth above and further described in Section 3.2 of our Bylaws will not be acted upon at the 2009 annual meeting.

ANNUAL REPORT

Our annual report to shareholders, containing audited financial statements, accompanies this proxy statement. Shareholders may also obtain a copy of the Form 10-K (including the financial statements and any financial statement schedules), without charge, upon written request to:

International Game Technology
Attn: Investor Relations
9295 Prototype Drive
Reno, Nevada 89521-8986

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Shareholders may view this proxy statement and our 2007 Annual Report on Form 10-K over the Internet by accessing our website at http://www.igt.com and clicking on the “Investor Relations” tab. Information on our website does not constitute part of this proxy statement.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In accordance with the rules of the SEC, we are delivering only one Notice of Internet Availability, Proxy Statement and Annual Report to multiple shareholders that share the same address unless we have received contrary instructions from one or more of such shareholders. Upon oral or written request, we will deliver promptly a separate copy of the Notice of Internet Availability, this Proxy Statement or the Annual Report to a shareholder at a shared address to which a single copy of these documents were delivered. If you are a shareholder at a shared address to which we delivered a single copy of the Notice of Internet Availability, this Proxy Statement or the Annual Report and you desire to receive a separate copy of any of these documents, or if you desire to notify us that you wish to receive a separate notice of internet availability, proxy statement or annual report in the future, or if you are a shareholder at a shared address to which we delivered multiple copies of each of these documents and you desire to receive one copy in the future, you may call Broadridge Financial Solutions at (800) 542-1061, or submit your request by mail to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no business which will be presented for consideration at the meeting other than the matters stated in the accompanying Notice of Annual Meeting of Shareholders and described in this proxy statement. If, however, any matter incident to the conduct of the meeting or other business properly comes before the meeting, the persons acting under the proxies intend to vote with respect to those matters or other business in accordance with their best judgment, and the proxy includes discretionary authority to do so.

BY ORDER OF THE BOARD OF DIRECTORS

David D. Johnson
Secretary

Reno, Nevada
January 14, 2008

MAP

To Reno/Tahoe Int'l Airport
IGT
D
C
B
A
Prototype Dr.
N
W
E
S
U.S. 395
Gateway Dr.
South Meadows Parkway
(Map not to scale)

Directions from Reno/Tahoe Int'l Airport to International Game Technology

Take 395 South to S. Meadows Parkway Exit

Left on S. Meadows Parkway

Left on Gateway Dr.

Right on Prototype Dr.

Turn left at the main entrance to International Game Technology